Exhibit 10.3
Execution Version

ASSET PURCHASE AGREEMENT

by and between

CERCA TROVA RESTAURANT GROUP HOLDINGS, INC.,
and its affiliated debtors and debtors in possession

and

OUTBACK STEAKHOUSE OF FLORIDA, LLC,

as Buyer

Dated as of November 1, 2026

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION		1
1.1	Certain Definitions	1
1.2	Construction	7
1.3	Bankruptcy Court Approval Paramount	7
ARTICLE 2 PURCHASE AND SALE		7
2.1	Purchase and Sale of Acquired Assets	7
2.2	Excluded Assets	8
2.3	Assumed Liabilities	10
2.4	Excluded Liabilities	11
2.5	Assigned Contracts	11
2.6	Free and Clear Transfer	12
2.7	Non-Assignable Assets	13
2.8	Removal of Assets	13
ARTICLE 3 PURCHASE PRICE		13
3.1	Purchase Price	13
3.2	Deposit	13
3.3	Payment at Closing	14
3.4	No Financing Contingency	14
3.5	Allocation	14
3.6	Prorations	14
3.7	Transfer Taxes	14
3.8	Security Deposits	15
3.9	Withholding	15
3.10	Earmarked Employee Amounts	15
3.11	DIP Loan Credit	15
ARTICLE 4 BANKRUPTCY COURT MATTERS		16
4.1	Sale Motion	16
4.2	Bidding Procedures Order	16
4.3	Higher or Better Offers; Fiduciary Obligations; Back-Up Bid	17
4.4	Sale Order	18
4.5	Break-Up Fee	18
4.6	Sale Hearing	19
ARTICLE 5 CLOSING		19
5.1	Closing	19
5.2	Seller Deliverables	20
5.3	Buyer Deliverables	20
5.4	Failure to Close	21
ARTICLE 6 REPRESENTATION AND WARRANTIES OF SELLERS		21
i

6.1	Organization	21
6.2	Authority	21
6.3	Enforceability	21
6.4	Licenses and Permits	21
6.5	Liquor Licenses	22
6.6	No Union or Collective Bargaining Agreements	22
6.7	Taxes	22
6.8	Personal Information	22
6.9	Litigation	22
6.10	Brokers	22
6.11	Title 23
6.12	NO OTHER REPRESENTATIONS OR WARRANTIES; “AS IS, WHERE IS”	23
ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF BUYER		23
7.1	Organization	23
7.2	Authority; Enforceability	23
7.3	No Conflicts; Consents	24
7.4	Sufficient Funds	24
7.5	Adequate Assurance	24
7.6	Litigation	24
7.7	Good Faith Purchaser	24
7.8	Independent Investigation; No Reliance	24
7.9	Liquor License Qualification	25
7.10	Brokers	25
ARTICLE 8 COVENANTS		25
8.1	Conduct of Business Pending Closing	25
8.2	Access; Confidentiality	26
8.3	Regulatory Approvals	26
8.4	Employees	26
8.5	Further Assurances	27
8.6	Public Announcements	27
8.7	Books and Records; Post-Closing Access and Cooperation	27
8.8	Insurance; Risk of Loss	28
8.9	Casualty Loss	28
8.10	Estate Causes of Action; Non-Interference	28
8.11	Support of the Sale Process	29
8.12	Liquor Licenses	29
8.13	Franchise Agreements	30
8.14	Customer Programs	31
8.15	Suspended Stores	31
8.16	Transition Services; MP Buyout Obligations	32
ARTICLE 9 CONDITIONS TO CLOSING		32
9.1	Conditions to Each Party’s Obligations	32
9.2	Conditions to Buyer’s Obligations	32
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9.3	Conditions to Sellers’ Obligations	33
9.4	Waiver; No Frustration	34
ARTICLE 10 TERMINATION		34
10.1	Termination by Mutual Consent	34
10.2	Termination by Sellers	34
10.3	Termination by Buyer	35
10.4	Effect of Termination; Deposit; Exclusive Remedies	36
10.5	Extension of Outside Date	37
ARTICLE 11 NO SURVIVAL; NO INDEMNIFICATION; RELEASE		37
11.1	No Survival	37
11.2	No Indemnification	37
11.3	Mutual Release	37
ARTICLE 12 MISCELLANEOUS		38
12.1	Notices	38
12.2	Entire Agreement	39
12.3	Amendment and Waiver	39
12.4	Assignment	40
12.5	No Third-Party Beneficiaries	40
12.6	Severability	40
12.7	Governing Law	40
12.8	Jurisdiction	40
12.9	Waiver of Jury Trial	40
12.10	Expenses	40
12.11	Franchise Matters	41
12.12	Limitation on Recourse	41
12.13	Bulk Sales	41
12.14	Time of the Essence	41
12.15	Counterparts; Electronic Signatures	41
iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), dated as of November 1, 2026 (the “Agreement Date”), is entered into by and between Cerca Trova Restaurant Group Holdings, Inc., a Delaware corporation, as debtor and debtor in possession (“Seller Parent” and together with each of its affiliated debtors and debtors in possession listed on Schedule A, “Sellers”), and Outback Steakhouse of Florida, LLC, a Florida limited liability company (“Buyer”). Sellers and Buyer are each referred to as a “Party” and together as the “Parties.”
RECITALS

A.    On or about November 2, 2026 (the “Petition Date”), Sellers intend to commence cases (the “Bankruptcy Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Following the Petition Date, Sellers shall continue to operate their business and manage their properties as debtors and debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.
B.    Sellers desire to sell, transfer, assign, convey and deliver the Acquired Assets to Buyer, and Buyer desires to purchase the Acquired Assets (including the Assigned Contracts) and assume the Assumed Liabilities, in each case on the terms and subject to the conditions set forth in this Agreement and pursuant to sections 105, 363 and 365 of the Bankruptcy Code.
C.    The Parties intend that Buyer serve as the “stalking horse” bidder for the Acquired Assets, and that this Agreement constitute the baseline bid against which competing bids will be measured at an auction conducted in accordance with bidding procedures approved by the Bankruptcy Court.
D.    Buyer acknowledges that Sellers’ obligations under this Agreement are subject in all respects to (i) entry of the Bidding Procedures Order and the Sale Order, (ii) Sellers’ right and obligation to solicit, consider and accept higher or otherwise better offers for the Acquired Assets, and (iii) the discharge by Sellers and their governing bodies of their fiduciary duties as debtors in possession, and that Sellers may terminate this Agreement in favor of an Alternative Transaction as provided herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
1.1    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below. Other capitalized terms are defined where they first appear.

“Acquired Assets” has the meaning set forth in Section 2.1.
“Acquired Avoidance Actions” has the meaning set forth in Section 2.1(e).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agent” means Goldman Sachs Specialty Lending Group, L.P., in its capacity as administrative agent and collateral agent under the Prepetition Credit Facility, and any successor thereto.
“Alcoholic Beverage Authority” means, with respect to any Store, each Governmental Authority having jurisdiction over the issuance, transfer, renewal, suspension or revocation of Liquor Licenses in the jurisdiction in which such Store is located, including the California Department of Alcoholic Beverage Control.
“Alcoholic Beverage Laws” means all Laws governing the manufacture, distribution, sale, service or consumption of alcoholic beverages applicable to the Business or any Store, including Division 9 of the California Business and Professions Code.
“Alternative Transaction” means any transaction or series of transactions (other than the Transaction) pursuant to which Sellers sell, transfer, lease or otherwise dispose of all or a material portion of the Acquired Assets, or the equity of Sellers or any reorganized successor, to any Person other than Buyer, whether effected under section 363 of the Bankruptcy Code, a chapter 11 plan, a foreclosure or credit bid, a standalone restructuring, or otherwise.
“Alternative Transaction Closing Period” has the meaning set forth in Section 4.3(c).
“Assigned Contracts” has the meaning set forth in Section 2.5(a).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Auction” means the auction for the Acquired Assets conducted pursuant to the Bidding Procedures.
“Avoidance Actions” means all claims, rights and causes of action of Sellers or Sellers’ estate arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550 and 553, and any comparable rights under applicable non-bankruptcy Law.
“Back-Up Closing Notice” has the meaning set forth in Section 4.3(c).
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Bid Deadline” has the meaning set forth in Section 4.2(d).
“Bidding Procedures” means the bidding and auction procedures approved by the Bankruptcy Court in the Bidding Procedures Order, substantially in the form attached as Exhibit A.
“Bidding Procedures Order” means an order of the Bankruptcy Court approving the Bidding Procedures and the Break-Up Fee and scheduling the Auction and the Sale Hearing.
“Books and Records” has the meaning set forth in Section 2.1(h).
“Break-Up Fee” has the meaning set forth in Section 4.5.
“Business” means the business of Sellers as conducted as of the Agreement Date, consisting of the business of operating “Outback Steakhouse” restaurants at the various locations set forth on Schedule B (each location, a “Store”) pursuant to the Franchise Agreements. For the avoidance of doubt, Stores shall not include Suspended Stores.
“Business Day” means any day other than a Saturday, Sunday or day on which banks in San Diego, California are authorized or required by Law to close.
“Closing” and “Closing Date” have the meanings set forth in Section 5.1.
“Contract” means any written or oral agreement, lease, license, note, instrument or other legally binding commitment.
“Cure Costs” means all amounts required to be paid under section 365(b)(1) of the Bankruptcy Code to cure any monetary default under an Assigned Contract, as determined by the Bankruptcy Court or as agreed by the applicable counterparty and Sellers in consultation with Buyer.
“Customer Programs” means all gift cards, gift certificates, stored-value cards, loyalty and rewards programs and balances, promotional certificates, coupons, discount and complimentary-meal programs, and all catering, banquet, private-event and similar customer deposits and prepayments, in each case relating to the Business or any Store, whether issued or administered by Sellers, by Franchisor, or under any system-wide program of Franchisor.
“Deposit” has the meaning set forth in Section 3.2.
“Determined Cure Cost” means, with respect to the Cure Cost of any particular Contract, that such Cure Cost is finally established, by the Bankruptcy Court or by agreement by the parties to such Contract in consultation with Buyer at the date or time in question.
“DIP Obligations” has the meaning set forth in Section 3.11.

“Earmarked Employee Amounts” has the meaning set forth in Section 3.10.
“Employee Amounts” has the meaning set forth in Section 3.10.
“Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), claim (as defined in section 101(5) of the Bankruptcy Code), interest, mortgage, deed of trust, pledge, security interest, charge, hypothecation, option, right of first refusal or first offer, easement, servitude, covenant, restriction, license, encroachment, judgment, or other encumbrance or defect of title of any kind, whether known or unknown, liquidated or contingent, senior or subordinated, and whether arising by agreement, statute or otherwise.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Existing Lenders” has the meaning set forth in Section 4.2(h).
“FF&E” has the meaning set forth in Section 2.1(b).
“Franchise Agreements” means the following, collectively: (a) that certain Amended and Restated Outback Steakhouse® Restaurant Territorial Master Franchise Agreement, dated as of April 25, 2017, by and among Franchisor, T-Bird Restaurant Group, Inc. (n/k/a Cerca Trova Restaurant Group, Inc.) (“CT RG”), T-Bird Southwest Restaurant Group, LLC (n/k/a Cerca Trova Southwest Restaurant Group, LLC) and the other parties thereto (the “Master Franchise Agreement”), (b) each Restaurant Addendum and each amendment of Restaurant Addendum executed thereunder, (c) the development agreement and development rights rider referred to therein, and (d) each other amendment, addendum, rider, consent, forbearance or resolution agreement relating to any of the foregoing, including the Amended and Restated Holistic Resolution Agreement dated as of December 31, 2023 and the Amended and Restated Deferred Payment Agreement referred to therein.
“Franchisor” means Outback Steakhouse of Florida, LLC, a Florida limited liability company, and any successor thereto, in its capacity as franchisor under the Franchise Agreements.
“Franchisor Parties” means Franchisor, OSI Restaurant Partners, LLC, Bloomin’ Brands Gift Card Services, LLC, New Private Restaurant Properties, LLC, and each other Affiliate of Buyer that is a party to any Contract with, or holds any claim against, any Seller.
“Franchisor ROFR” means any contractual right of first refusal, right of first offer or similar preemptive right in favor of Franchisor or any of its Affiliates in respect of a proposed transaction involving Sellers or their assets, including the rights set forth in Sections 13.4 and 13.5 of the Master Franchise Agreement.
“Governmental Authority” means any federal, state, local or foreign government, or any court, agency, commission, tribunal or other instrumentality thereof.

“Interim Management Agreements” has the meaning set forth in Section 5.2(d).
“Inventory” means all food, beverage (including alcoholic beverages to the extent transferable under applicable Alcoholic Beverage Law), paper goods, smallwares, supplies, uniforms, and other usable or consumable items held at the Stores for use or sale in the ordinary course of the Business.
“Law” means any statute, rule, regulation, ordinance, code, order, judgment or other requirement of any Governmental Authority.
“Liability” means any liability, obligation, claim, debt, commitment or expense of any kind, whether accrued or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, and whether arising before, on or after the Petition Date.
“Liquor Licenses” means all licenses, permits, authorizations and approvals issued by any Alcoholic Beverage Authority and held by or on behalf of the applicable Seller(s) with respect to any Store.
“Liquor License Approvals” means all approvals, consents, transfers, issuances and temporary, interim or one-day permits of each Alcoholic Beverage Authority necessary for Buyer or its designee to sell and serve alcoholic beverages at each Store from and after the Closing.
“MP Buyout Obligations” has the meaning set forth in Section 8.16(b).
“Named Vendor Liabilities” has the meaning set forth in Section 2.3(i).
“Outside Date” means January 31, 2027, as such date may be extended pursuant to Section 10.5.
“Percentage Rent” has the meaning set forth in Section 2.3(g).
“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable and prorated under Section 3.6, (b) mechanics’, materialmen’s, carriers’, warehousemen’s and similar statutory Encumbrances arising in the ordinary course for amounts included in the Assumed Liabilities, (c) with respect to any leased real property, the terms of the underlying lease and any Encumbrance on the lessor’s interest, (d) zoning, building and other land use restrictions of record that do not materially impair the current use of the applicable asset, and (e) the Encumbrances, if any, listed on Schedule 1.1.
“Person” means any individual, corporation, partnership, limited liability company, trust, estate, association, Governmental Authority or other entity.
“Potential Assigned Contracts” has the meaning set forth in Section 2.5(a).
“Prepetition Credit Facility” means that certain Credit and Guaranty Agreement, dated as of April 25, 2017 (as amended, restated, supplemented or otherwise modified from time to time), among Seller Parent, certain of its Affiliates, the Agent and the lenders party thereto.
“Purchase Price” has the meaning set forth in Section 3.1.
“Sale Hearing” means the hearing at which the Bankruptcy Court considers approval of the Transaction (or an Alternative Transaction).
“Sale Motion” has the meaning set forth in Section 4.1.
“Sale Order” means an order of the Bankruptcy Court, in form and substance acceptable to Sellers and satisfactory to Buyer in its reasonable discretion, approving this Agreement and authorizing the Transaction pursuant to sections 363 and 365 of the Bankruptcy Code.
“Sellers’ Knowledge” means the actual knowledge of David Goronkin and Matthew Vitorino.
“Specified Liabilities” means, collectively, the Named Vendor Liabilities, the Unpaid Property Tax and the Percentage Rent, in each case to the extent they are Assumed Liabilities at the Closing pursuant to Section 2.3.
“Successful Bidder” means the Person whose bid for the Acquired Assets is selected by Sellers as the highest or otherwise best bid in accordance with the Bidding Procedures and approved by the Bankruptcy Court.
“Suspended Stores” has the meaning set forth in Section 8.15.
“Tax” means any federal, state, local or foreign tax, assessment, duty, fee or other governmental charge, together with any interest, penalty or addition thereto.
“Transaction” means the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement.
“Transferred Employees” has the meaning set forth in Section 8.4.
“Transfer Taxes” means all sales, use, value added, transfer, stamp, documentary, recording, registration, conveyance, excise, and similar Taxes, fees and charges (including any interest and penalties) imposed in connection with the Transaction, but excludes any income or payroll taxes and any gross receipt, business and occupational, franchise, unclaimed property, ad valorem, personal property, privilege, license or other similar taxes intended by tax authorities to be a cost of doing business (i.e. Nevada Commerce Tax).
“Transition Services Agreement” has the meaning set forth in Section 5.2(e).
“Undetermined Cure Cost” means, with respect to the Cure Cost of any particular Contract, that such Cure Cost is not a Determined Cure Cost as of the time or date in question.

“Unpaid Property Tax” has the meaning set forth in Section 2.3(f).
1.2    Construction. The words “include,” “includes” and “including” are deemed followed by “without limitation.” References to Articles, Sections, Schedules and Exhibits are to those of this Agreement, all of which are incorporated herein. Headings are for convenience only. “Or” is not exclusive. References to any statute include the rules and regulations thereunder and any successor provision. References to “$” are to United States dollars. Any reference to a number of days is to calendar days unless Business Days are specified. This Agreement was negotiated by sophisticated parties represented by counsel, and no rule of construction requiring interpretation against the drafting Party shall apply.
1.3    Bankruptcy Court Approval Paramount. In the event of any conflict between this Agreement and the Sale Order, the Sale Order shall control.

ARTICLE 2
PURCHASE AND SALE
2.1    Purchase and Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to the following assets, in each case as and where they exist on the Closing Date and excluding the Excluded Assets (collectively, the “Acquired Assets”), free and clear of all Encumbrances and Excluded Liabilities to the fullest extent permitted by Law, including section 363(f) of the Bankruptcy Code, other than Permitted Encumbrances and the Assumed Liabilities:
(a)all Inventory;
(b)all machinery, equipment, furniture, fixtures, leasehold improvements, vehicles, tooling, computers, laptops, printers, office supplies, and other tangible personal property located at the Stores (“FF&E”);
(c)the Assigned Contracts;
(d)all petty cash in Stores and Store registers;
(e)all Avoidance Actions against (i) Buyer and (ii) those parties set forth on Schedule 2.1(e) (collectively, the “Acquired Avoidance Actions”); provided that Buyer shall not, and shall cause its Affiliates not to, commence, prosecute or otherwise pursue any Acquired Avoidance Action, except to the extent necessary to enforce Buyer’s rights with respect to the Acquired Assets;
(f)all claims, warranties, guarantees, refunds, credits and rights of recovery against third parties to the extent relating to the Acquired Assets or the Assumed Liabilities;
(g)all right, title, claim and interest of Sellers in and to any trademark, service mark, trade name or copyright, internet domain names, web addresses, web pages, websites and related content, accounts with Twitter/X, Facebook and other social media companies and the content found thereon and related thereto, and URLs held, owned or licensed by Sellers and used or held for use in the Business, whether registered or unregistered, and any applications therefor;
(h)all books, records, files, customer and supplier lists, and operating data relating exclusively to the Acquired Assets or the Business, in each case except as set forth in Sections 2.2(h), (i) and (k), and subject to Section 8.7 (the “Books and Records”);
(i)all back-office IT systems used in connection with the Stores or the Business;
(j)all front of the house technology (such as Ziosk tabletop devices) owned or contracted for by Sellers for use in the Business;
(k)to the extent assignable, all of the permits, approvals, authorizations, registrations, licenses, certificates of occupancy, variances, orders, rulings, and decrees or permissions from any Governmental Authority or any Person which relate exclusively to the operation of the Stores or the Business or the ownership of the Acquired Assets (collectively, the “Permits”), including, to the extent transferable under applicable Alcoholic Beverage Laws, the Liquor Licenses;
(l)all deposits (including all Security Deposits pursuant to Section 3.8, but for the avoidance of doubt, excluding any adequate assurance utility deposits), bonds (to the extent transferable), prepayments, progress payments and similar payments made by Sellers in connection with the Stores, the Business or the ownership of the Acquired Assets, including deposits made pursuant to any Assigned Contracts or Assumed Liabilities, and all rights of Sellers in and to any rebates, vendor or supplier discounts or similar programs;
(m)all other tangible and intangible assets, rights and claims of Sellers of every kind and nature (including associated goodwill and business information) used or held for use by Sellers in connection with the Business, including all technologies, methods, formulations, databases, trade secrets, know-how, advertising and marketing programs and plans, training materials, operational manuals, construction drawings and surveys, construction and equipment warranties, menus, point-of-purchase materials, and any corporate opportunities relating to the Stores; and
(n)all other assets, if any, listed on Schedule 2.1(n).
2.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets do not include, and Sellers shall retain all right, title and interest in and to, the following (collectively, the “Excluded Assets”):
(a)all cash (other than petty cash in Stores and Store registers as of the Closing), cash equivalents, marketable securities, bank accounts, lockboxes and deposits (including bank deposits in transit as of the Closing), accounts receivable, notes receivable and other rights to payment arising on or prior to the Closing (other than as set forth in Section 2.1(l)), and the Deposit;

(b)all Avoidance Actions and all other claims, rights and causes of action of Sellers or Sellers’ estate, including claims against any current or former director, officer, employee, insider, equity holder, professional or advisor of Sellers, and all proceeds thereof, other than the Acquired Avoidance Actions;
(c)all directors’ and officers’ liability insurance policies and all rights, claims and proceeds thereunder, and all other insurance policies of Sellers and all rights, claims and proceeds thereunder, other than as expressly set forth in Section 8.9 and other than the policies, if any, listed on Schedule 2.2(c);
(d)subject to Section 6.7, all Tax refunds, Tax credits, Tax attributes, deferred Tax assets, Tax deposits, tax prepayments, estimated tax payments, net operating losses and Tax returns of Sellers;
(e)all Contracts that are not Assigned Contracts and all employee benefit plans (including health plans and 401(k) plans), collective bargaining agreements and multiemployer pension arrangements of Sellers that are not Assumed Liabilities, together with all assets maintained or held (including all deposits) in connection therewith;
(f)all equity interests in Sellers and their Affiliates;
(g)all rights of Sellers under this Agreement and any agreement, certificate or instrument executed in connection herewith;
(h)all organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents, and other corporate, organizational and Tax books and records, minute books, equity ledgers, stock certificates, privileged or attorney work-product materials, taxpayer and other identification numbers and all documents relating to the Bankruptcy Case, the marketing of the Acquired Assets, any bids or expressions of interest received, or the negotiation of this Agreement;
(i)confidential personnel and medical records pertaining to any current or former employees to the extent disclosure of such information is prohibited by applicable Law;
(j)all retainers, prepaid expenses (other than under Assigned Contracts), deposits and funds held by or for the benefit of Sellers’ professionals, and all rights under any order of the Bankruptcy Court;
(k)any records, including financial records, that any Seller is required by Law to retain; provided that Buyer shall have the right to make copies of any portions of such retained records to the extent such portions relate to the Business or any Acquired Asset and such copying would not violate applicable Law;
(l)all assets of Sellers’ corporate headquarters or other corporate offices; and
(m)all other assets listed on Schedule 2.2(m).

2.3    Assumed Liabilities. On the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing, Buyer shall assume, and shall thereafter timely pay, perform and discharge in accordance with their terms, only the following Liabilities (collectively, the “Assumed Liabilities”):
(a)all Cure Costs; provided that, (i) with respect to the Specified Liabilities, Buyer shall not assume any Cure Costs in excess of the applicable maximum aggregate amounts set forth in Section 2.3(f), Section 2.3(g) and Section 2.3(i), (ii) with respect to a real property lease for any Store, Buyer shall not assume any Cure Costs other than the applicable maximum aggregate amounts set forth in Section 2.3(f) and Section 2.3(g), and (iii) with respect to any Contract that may have Cure Costs associated with a Suspended Store, Buyer shall not assume any Cure Costs in connection with such Contract to the extent such Cure Costs directly relate to the Suspended Store but shall cooperate with Sellers in any negotiations by Sellers with respect to such Suspended Store Cure Costs;
(b)all Liabilities under the Assigned Contracts to the extent arising out of the period from and after the Closing Date, but not, for the avoidance of doubt, any Liability arising prior to the Closing other than Cure Costs (subject to Section 2.3(a)) and contractual obligations to perform under such Assigned Contracts after the Closing;
(c)fifty percent (50%) of all Transfer Taxes;
(d)all Taxes with respect to the Acquired Assets attributable to the period from and after the Closing Date, in each case subject to Section 3.6;
(e)all Liabilities arising out of or relating to the ownership, possession, use or operation of the Acquired Assets from and after the Closing;
(f)accrued but unpaid property Tax obligations of Sellers with respect to the Stores (including any such amount that would otherwise constitute a Cure Cost), up to a maximum aggregate amount of $1,000,000 (the “Unpaid Property Tax”);
(g)accrued but unpaid percentage rent obligations under the Assigned Contracts that are leases of real property (including any such amount that would otherwise constitute a Cure Cost), up to a maximum aggregate amount of $600,000 (the “Percentage Rent”);
(h)all Liabilities in respect of the Customer Programs, whether arising before, on or after the Petition Date, including the obligation to honor all outstanding gift cards, gift certificates, stored-value cards, loyalty balances, promotional certificates and customer deposits in accordance with their respective terms;
(i)all Liabilities of Sellers to the vendors set forth on Schedule 2.3(i) (including any such amount that would otherwise constitute a Cure Cost) up to a maximum aggregate amount of $4,500,000 (the “Named Vendor Liabilities”); and
(j)all other Liabilities, if any, listed on Schedule 2.3(j).

2.4    Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume, and shall have no responsibility for, and Sellers shall retain, all Liabilities of Sellers and their estate of any kind, whether arising before, on or after the Petition Date (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Excluded Liabilities include all Liabilities relating to any Excluded Asset, any Contract that is not an Assigned Contract, any employee benefit plan or collective bargaining agreement not expressly assumed, any withdrawal or termination Liability, any Taxes of Sellers other than as described in Sections 2.3(c), 2.3(d) and 2.3(f), all accrued professional fees, all Employee Amounts (including the Earmarked Employee Amounts), and all Liabilities arising out of the Bankruptcy Case.
2.5    Assigned Contracts.
(a)Schedule 2.5(a) lists all Contracts that relate to the Acquired Assets and the Business (the “Potential Assigned Contracts”), together with Sellers’ good faith estimate of the Cure Costs for each. Sellers make no representation or warranty as to the accuracy of any Cure Cost estimate. For avoidance of doubt, the Franchise Agreements shall not constitute Potential Assigned Contracts, and at the Closing shall be terminated as to Sellers and the Stores in accordance with Section 8.13, without any Cure Cost or other payment by Sellers. No less than three (3) Business Days prior to the Closing Date, Buyer shall provide Sellers with a list of the Contracts Buyer has designated for assumption by Sellers and assignment to Buyer at the Closing (the “Assigned Contracts”). Buyer reserves the right to remove any Contract from the list of Assigned Contracts at any time prior to Closing.
(b)Buyer shall be solely responsible for satisfying the requirements of sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to adequate assurance of future performance under the Assigned Contracts, and shall promptly provide such financial statements, organizational information, evidence of financing and other information as Sellers or any counterparty may reasonably request for that purpose.
(c)If the Bankruptcy Court declines to authorize the assumption and assignment of any Assigned Contract, or if the Cure Cost determined with respect to any Assigned Contract exceeds Sellers’ estimate, or if any counterparty asserts a defense to assumption or assignment, then (i) the Purchase Price shall not be reduced, (ii) Buyer shall have no claim against Sellers or their estate, and (iii) no condition to Buyer’s obligation to consummate the Closing shall be deemed to have not been satisfied; provided that if Sellers elect to close a Store pursuant to Section 2.5(d) rather than pay Buyer’s portion of the Cure Costs for a real property lease for such Store as set forth in Section 2.3(a), Section 2.3(f), and Section 2.3(g), the provisions of Section 2.5 relating to Sellers’ closure of a Store shall govern.
(d)Any Contract not assumed and assigned at the Closing (except as set forth in Section 2.5(e)) shall constitute an Excluded Asset, and Sellers may reject such Contract at any time without notice to or consent from Buyer; provided that to the extent the Closing has occurred and Sellers have not rejected a Contract that Buyer subsequently desires to assume, Buyer shall have the right to designate such Contract an Assigned Contract after the Closing, provided further that (x) Buyer shall reimburse Sellers for all costs and expenses arising under such Contract from and after the Closing through the date such Contract is assumed by Sellers and assigned to Buyer

(or, if such Contract is not so assumed and assigned following its designation, from the date of its post-Closing designation through the date of its rejection), and (y) such right shall expire on the date that is sixty (60) days after the Closing Date. In addition to the closure of the Suspended Stores, as contemplated by Section 8.15, nothing in this Agreement shall preclude Sellers from voluntarily closing any Store in good faith prior to the Closing, provided that (i) Seller Parent shall give Buyer prior notice thereof to the extent reasonably practicable under the circumstances and upon request from Buyer shall consult with Buyer in good faith, (ii) the Cash Purchase Price shall be reduced in an amount agreed by Sellers and Buyer to reflect the closure of such Store, and (iii) Buyer and Franchisor reserve all rights with respect to the Franchise Agreements, any Contract, and under applicable Law with respect to such Store. For the avoidance of doubt, the proviso in the preceding sentence shall not be applicable to the Suspended Stores, which Stores the Parties have previously agreed will be closed.
(e)If any Assigned Contract requires the payment of Cure Costs in order to be assumed pursuant to section 365 of the Bankruptcy Code, and such Cure Costs will be Undetermined Cure Costs on the Closing Date because a non-Seller counterparty to such Contract proposed Cure Costs in an amount that is different than the amount of Cure Costs proposed by Sellers and such difference will not be resolved prior to the Closing Date (each such Contract, a “Disputed Amount Contract”), then Seller Parent shall provide Buyer, not less than five (5) Business Days prior to the Closing Date, with a schedule that lists each such Disputed Amount Contract and the amount of Cure Costs that has been proposed by each such non-Seller counterparty. With respect to any Disputed Amount Contract, if Seller Parent and the non-Seller counterparty, in consultation with Buyer, are unable to agree on Cure Costs for such Disputed Amount Contract such that the Undetermined Cure Cost for such Disputed Amount Contract does not become a Determined Cure Cost, Sellers shall seek to have the amount of Cure Costs related to such Disputed Amount Contract determined by the Bankruptcy Court. With respect to any Disputed Amount Contract for which the Cure Cost becomes a Determined Cure Cost after the Closing Date, (x) Sellers shall notify Buyer within three (3) Business Days of when such Cure Cost becomes a Determined Cure Cost and (y) Buyer shall notify Sellers within three (3) Business Days of receiving such notice from Sellers whether such Disputed Amount Contract shall continue to be designated an Assigned Contract. If such Disputed Amount Contract continues to be designated by Buyer as an Assigned Contract, such Assigned Contract shall be assumed by Sellers and assigned to Buyer, and Buyer shall pay the Determined Cure Costs with respect to such Assigned Contract within seven (7) days after the date such Assigned Contract is assumed by Sellers and assigned to Buyer. If such Disputed Amount Contract is no longer designated by Buyer as an Assigned Contract, such Disputed Amount Contract shall constitute an Excluded Asset subject to Section 2.5(d). Notwithstanding the foregoing, (i) Buyer may elect to remove the Assigned Contract designation from any Disputed Amount Contract only if the Determined Cure Cost for such Contract exceeds Sellers’ estimate of the Cure Cost for such Contract set forth on Schedule 2.5(a) by more than 10% and (ii) pending the determination of the Cure Cost for any Disputed Amount Contract, Buyer shall pay when due all amounts arising under such Disputed Amount Contract from and after the Closing (including all rent and other occupancy costs).
2.6    Free and Clear Transfer. The Parties intend that the Acquired Assets be transferred to Buyer free and clear of all Encumbrances and Excluded Liabilities to the fullest extent permitted by Law, including section 363(f) of the Bankruptcy Code, with any such Encumbrance to attach to the net proceeds of the Transaction with the same validity, extent and priority as it had against the Acquired Assets immediately prior to the Closing. Buyer shall not be deemed a successor to, or a mere continuation of, Sellers or the Business for any purpose.
2.7    Non-Assignable Assets. To the extent that any Acquired Asset may not be sold, transferred or assigned without a consent, waiver or approval that cannot be overridden by sections 363 or 365 of the Bankruptcy Code and that has not been obtained as of the Closing, this Agreement shall not constitute a sale, transfer or assignment thereof. Sellers shall use commercially reasonable efforts, at Buyer’s sole cost and expense and for a period of ninety (90) days after the Closing, to provide Buyer with the benefits of any such Acquired Asset; provided that Sellers shall not be required to commence any action, incur any Liability, or, subject to Section 6.7, make any payment, and the failure to transfer any such Acquired Asset shall not (a) constitute a breach of this Agreement, (b) constitute the failure of any condition to Closing, or (c) reduce the Purchase Price. For the avoidance of doubt, this Section 2.7 shall not limit the obligations of the Parties set forth in Section 6.7 or Section 8.12 of this Agreement.
2.8    Removal of Assets. Buyer may at its election and in its sole and absolute discretion, at any time and from time to time prior to the Closing, remove from the Acquired Assets any asset(s) or Assigned Contract(s) by designating such removal in writing to Sellers. In such case, such asset(s) or Assigned Contract(s) so designated by Buyer for removal shall become Excluded Assets, and Buyer shall not acquire such asset(s) or Assigned Contract(s) or any related Liability (and all Liabilities arising under or associated with any such removed Assigned Contract(s) will be Excluded Liabilities). The Cash Purchase Price portion of the Purchase Price shall not be reduced upon any such removal.
ARTICLE 3
PURCHASE PRICE
3.1    Purchase Price. The aggregate consideration for the Acquired Assets (the “Purchase Price”) shall consist of (a) cash in the amount of the sum of (i) $26,300,000 and (ii) the amount, if any, by which $6,100,000 exceeds the aggregate amount of the Specified Liabilities assumed by Buyer at the Closing (provided that if the aggregate amount of the Specified Liabilities assumed by Buyer at the Closing is equal to or greater than $6,100,000, the amount under this clause (ii) shall be zero) (the sum of items (i) and (ii), the “Cash Purchase Price”), (b) the assumption of the Assumed Liabilities, and (c) the payment in full of all Cure Costs (subject to Section 2.3(a)). The Purchase Price is not subject to any adjustment, holdback, escrow or offset of any kind, except for the prorations, payments and adjustments expressly provided in Section 3.3, or Section 3.6 through Section 3.11.
3.2    Deposit. No later than two (2) Business Days after the later of (a) the entry of the Bidding Procedures Order approving the Break-Up Fee and (b) the Agreement Date, Buyer shall deliver to Seller Parent, by wire transfer of immediately available funds, a cash deposit in the amount of $2,630,000 (the “Deposit”), to be held in a segregated account and disbursed in accordance with this Agreement. The Deposit shall be applied against the Cash Purchase Price at the Closing. The Deposit shall be retained by Sellers or returned to Buyer solely as provided in Section 10.4.
3.3    Payment at Closing. At the Closing, Buyer shall (a) pay to Sellers, by wire transfer of immediately available funds to the account designated by Sellers at least one (1) Business Day prior to the Closing Date, the Cash Purchase Price less the Deposit and the amount of any DIP Obligations; and (b) pay all Cure Costs to the applicable counterparties (or to Sellers for payment to such counterparties), in each case without offset, deduction or holdback of any kind, except as expressly set forth herein or, with respect to any Cure Cost, as otherwise agreed by the applicable counterparty in consultation with Buyer.
3.4    No Financing Contingency. Buyer’s obligations under this Agreement are not conditioned or contingent in any way upon Buyer obtaining or having available any financing, and Buyer bears the sole risk of any failure to have sufficient funds available at the Closing. Buyer’s failure to have such funds available shall constitute a material breach of this Agreement.
3.5    Allocation. Buyer shall prepare and deliver to Seller Parent, within sixty (60) days after the Closing Date, a proposed allocation of the Purchase Price among the Acquired Assets (the “Proposed Allocation”), for U.S. federal and applicable state and local, income tax purposes (including for purposes of section 1060 of the Internal Revenue Code), which Proposed Allocation shall be subject to Seller Parent’s reasonable consent. If Sellers object to the Proposed Allocation, Sellers shall deliver written notice of such objection to Buyer within twenty (20) days after the Seller Parent’s receipt of the Proposed Allocation, setting forth in reasonable detail the basis for such objection. Buyer and Sellers thereafter shall negotiate in good faith to resolve any differences regarding such Proposed Allocation. If Sellers do not object to the Proposed Allocation within twenty (20) days after Seller Parent’s receipt of the Proposed Allocation, the Proposed Allocation shall be the final allocation used by the Parties for U.S. federal and applicable state and local, income tax purposes (including for purposes of section 1060 of the Internal Revenue Code).
3.6    Prorations. All ad valorem, real property and personal property Taxes, utility charges, rents and percentage rents, and similar periodic charges with respect to the Acquired Assets, and employee benefit costs (including health plans) with respect to Transferred Employees, shall be prorated between Sellers and Buyer as of 12:01 a.m. on the Closing Date on a per diem basis. Amounts allocable to the period prior to the Closing Date shall be borne by Sellers, provided that the Unpaid Property Tax and the Percentage Rent that are Assumed Liabilities shall be paid by Buyer up to the maximum aggregate amounts set forth in Section 2.3(f) and Section 2.3(g). Amounts allocable to the period from and after the Closing Date shall be borne by Buyer. Any proration that cannot be determined as of the Closing shall be settled within sixty (60) days after the Closing.
3.7    Transfer Taxes. Each of Buyer, on the one hand, and Sellers, on the other hand, shall bear and pay fifty percent (50%) of all Transfer Taxes and all recording, filing and registration fees arising out of the Transaction, in each case to the extent not exempt pursuant to section 1146(a) of the Bankruptcy Code or otherwise. Buyer, with cooperation from Sellers, shall timely prepare and file all returns with respect to Transfer Taxes. Buyer and Sellers shall cooperate in minimizing Transfer Taxes and obtaining all exemptions available under applicable Law and the Bankruptcy

Code, including providing applicable tax-exempt resale certificates for Inventory that is Class IV Inventory and properly and timely submitting “Occasional Sale” exemption(s) with qualifying state and local governments.
3.8    Security Deposits. At Closing, Sellers shall assign, to the extent assignable, all rights to any security deposits paid by Sellers and held by landlords, Franchisor, or utility companies under any leases, the Franchise Agreements, or other agreements to which any Seller is a party (collectively, the “Security Deposits”) to Buyer.
3.9    Withholding. Buyer shall be entitled to deduct and withhold from any amount payable under this Agreement such amounts as are required to be deducted or withheld under applicable Law, and any amount so withheld and remitted shall be treated as paid to Sellers. Both Buyer and Sellers shall each adhere to applicable state and local tax withholding requirements.
3.10    Earmarked Employee Amounts. The Cash Purchase Price includes $1,300,000 allocated specifically to the payment by Sellers of accrued but unpaid employee severance, bonuses, paid time off and other accrued employee compensation obligations relating to periods on or prior to the Closing, including the Employee Amounts (collectively, the “Earmarked Employee Amounts”). Sellers shall reserve $1,300,000 of the Cash Purchase Price, shall deposit (or instruct Buyer to deposit) such amount in a segregated account, and shall use such amount solely to pay the Earmarked Employee Amounts. Sellers shall promptly (and in any event within ninety (90) days after the Closing Date) provide Buyer with a schedule reasonably detailing the use of the Earmarked Employee Amounts, in a form reasonably acceptable to Buyer. Such schedule shall include up to $100,000 in the aggregate to be paid as severance payments to the employees set forth on Schedule 3.10 to the extent they are not Transferred Employees and remain employed by Sellers through the Closing Date. To the extent the Earmarked Employee Amounts actually paid by Sellers are less than $1,300,000, Sellers shall promptly (and in any event within ninety (90) days after the Closing Date) pay to Buyer the unused portion of the amount so reserved, and neither Sellers, Sellers’ estate, nor the Existing Lenders shall have any right or entitlement to such portion (and the Agent has so consented). For the avoidance of doubt, Buyer shall not assume any Earmarked Employee Amounts or other Employee Amounts, all of which shall constitute Excluded Liabilities. As used herein, “Employee Amounts” means (a) all bonuses and accrued paid time off for all employees of Sellers relating to periods prior to the Closing, (b) all severance and other obligations to employees of Sellers who are not employed by Buyer following the Closing, and (c) all employee bonuses or other incentives triggered by the Transaction, but specifically excluding, in each case, the MP Buyout Obligations.
3.11    DIP Loan Credit. If Buyer or any of its Affiliates provides debtor-in-possession financing to Sellers in the Bankruptcy Case (a “Buyer DIP Loan”), then all obligations of Sellers under the Buyer DIP Loan outstanding as of the Closing (the “DIP Obligations”) shall be applied at the Closing, on a dollar-for-dollar basis, to reduce the Cash Purchase Price payable by Buyer, in full satisfaction and repayment of the Buyer DIP Loan. For the avoidance of doubt, in the event of an Auction, Buyer shall be entitled to credit bid the DIP Obligations.

ARTICLE 4
BANKRUPTCY COURT MATTERS
4.1    Sale Motion. No later than five (5) days following the Petition Date, Sellers shall file a motion with the Bankruptcy Court seeking approval of the sale of the Acquired Assets to Buyer or a qualified competing bidder that prevails at the Auction, in form and substance satisfactory to Buyer in its reasonable discretion (the “Sale Motion”).
4.2    Bidding Procedures Order. No later than five (5) days following the Petition Date, Sellers shall file a motion with the Bankruptcy Court seeking entry of the Bidding Procedures Order, in a form and substance satisfactory to Buyer in its reasonable discretion, which shall provide, among other things, for:
(a)Buyer’s designation as the “stalking horse bidder”;
(b)the Break-Up Fee;
(c)a requirement that each qualified bid (i) exceed the Purchase Price by the amount of the Break-Up Fee, plus $250,000, (ii) be accompanied by an earnest money deposit of 10% of the cash portion of the purchase price proposed to be paid, (iii) be proposed by a competing bidder that provides Sellers with appropriate documentation to substantiate the bidder’s financial ability to close an Alternative Transaction, (iv) not be subject to any contingencies other than the requirement that the Bankruptcy Court approve the transaction and other customary conditions to closing, and (v) to the extent a buyer proposing an Alternative Transaction proposes to operate the Stores following a closing as Outback Steakhouse restaurants, Franchisor shall have approved such alternative buyer as a franchisee, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be determined by application of the standards Franchisor applies generally in approving new franchisees, which standards Franchisor shall provide to Sellers within fourteen (14) days of the Agreement Date, and Franchisor shall deliver to Sellers and such bidder its written decision with respect to any such approval no later than five (5) Business Days after such bidder’s request (unless such bidder has failed to provide such information as reasonably required by Franchisor to make a determination, in which case Franchisor shall (x) promptly notify such bidder and Sellers regarding what additional information is reasonably required and (y) make a determination as soon as reasonably practicable after receiving such information) and in any event prior to the Bid Deadline;
(d)the deadline for submission of any competing bids shall be no later than forty-five (45) days following the Petition Date (the “Bid Deadline”);
(e)if a qualified competing bid for an Alternative Transaction is received by the Bid Deadline, then the Auction shall be conducted by Sellers no later than three (3) days following the Bid Deadline. Usual and customary bidding increments shall be used at the Auction, as provided in the Bidding Procedures Order. Buyer shall be permitted to participate in the Auction under all circumstances. If no qualified competing bids are received by the Bid Deadline, then Sellers shall seek the Bankruptcy Court’s approval of the Transaction;

(f)approval of the terms governing the retention and return of the Deposit set forth in Section 3.2 and Section 10.4;
(g)a request seeking approval of usual and customary procedures governing the assumption and assignment of unexpired leases and executory contracts, and the establishment of usual and customary procedures necessary to satisfy the requirements of section 365 of the Bankruptcy Code, including the filing of a notice of Potential Assigned Contracts setting forth Sellers’ good faith estimate of the Cure Costs for each Potential Assigned Contract; and
(h)the Agent, acting on behalf of and with the consent of Sellers’ secured lenders (the “Existing Lenders”), shall have agreed (i) to consent to the Transaction and release all liens against the Acquired Assets (but not the Purchase Price proceeds), subject to the receipt by the Agent and the Existing Lenders of net cash proceeds from the Transaction in an amount not less than $15,000,000 at the Closing of the Transaction (after giving effect to the funding of any Wind-Down Reserve (as defined in the Sale Order) and any agreement regarding the use of cash collateral after the Closing of the Transaction), for application, on an indefeasible basis, to the obligations owing to the Agent and Existing Lenders under the Prepetition Credit Facility, and (ii) not to credit bid for the Acquired Assets at an Auction (if any), as long as the Buyer is not in material breach of this Agreement and has not amended or otherwise modified this Agreement or any other agreement contemplated hereby in a manner that is adverse to the Sellers or the Existing Lenders in any material respect, provided that the Agent or Existing Lenders shall not be prohibited from credit bidding for the purposes of assigning such credit bid to Buyer, without representation, warranty or recourse, in exchange for cash payment of the Purchase Price to effectuate the Transaction.
4.3    Higher or Better Offers; Fiduciary Obligations; Back-Up Bid.
(a)Buyer acknowledges and agrees that (i) Sellers are permitted and required to continue to market the Acquired Assets and to solicit, encourage, furnish information to, and negotiate with any Person regarding an Alternative Transaction; (ii) Sellers may accept, and the Bankruptcy Court may approve, an Alternative Transaction; (iii) nothing in this Agreement shall restrict or be deemed to restrict Sellers, their applicable governing bodies, or any of their representatives from taking or omitting to take any action that Sellers determine is required in the exercise of their fiduciary duties or is required by the Bankruptcy Code, the Bidding Procedures Order or any other order of the Bankruptcy Court; and (iv) Buyer’s sole and exclusive recourse in the event of an Alternative Transaction is the Break-Up Fee and the return of the Deposit, in each case to the extent provided in Section 4.5 and Section 10.4.
(b)Buyer shall (i) participate in the Auction if an Auction is conducted, (ii) comply with the Bidding Procedures, and (iii) keep its bid, and this Agreement, open and irrevocable in accordance with the Bidding Procedures until the earlier of the Closing and the termination of this Agreement pursuant to Article 10.
(c)If Buyer is not selected as the Successful Bidder but submits the next highest or otherwise best bid, Buyer shall be designated the back-up bidder and this Agreement shall remain in full force and effect, and Sellers shall retain the Deposit, until the earlier of (i) the consummation of the Alternative Transaction with the Successful Bidder and (ii) thirty (30) days after entry of the order of the Bankruptcy Court approving the Alternative Transaction (the “Alternative Transaction Closing Period”) and, if such Alternative Transaction has not been consummated during the Alternative Transaction Closing Period, for five (5) days thereafter. If the Successful Bidder fails to consummate its transaction during the Alternative Transaction Closing Period, Sellers may, within five (5) days of the end of the Alternative Transaction Closing Period and by written notice to Buyer (the “Back-Up Closing Notice”), designate Buyer as the Successful Bidder, and Buyer shall consummate the Transaction on the terms of this Agreement within twenty (20) Business Days after receiving such notice.
4.4    Sale Order. Sellers shall use commercially reasonable efforts to obtain entry of the Sale Order. The Sale Order shall provide, among other things, that: (a) this Agreement and the Transaction are approved and Sellers are authorized to consummate the Transaction, including entering into the Interim Management Agreements and Transition Services Agreement; (b) the Acquired Assets are transferred to Buyer free and clear of all Encumbrances and Excluded Liabilities to the fullest extent permitted by applicable Law, including section 363(f) of the Bankruptcy Code, other than Permitted Encumbrances and Assumed Liabilities, with such Encumbrances attaching to the proceeds; (c) Buyer is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code; (d) the Purchase Price constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and applicable non-bankruptcy Law, and the Transaction is not subject to avoidance; (e) Buyer is not a successor to, or a mere continuation of, Sellers or the Business, and Buyer shall have no successor, transferee, de facto merger, alter ego, or similar Liability, including with respect to any employment, benefits, environmental, tax, product liability, or bulk sales matter; (f) Sellers are authorized to assume and assign the Assigned Contracts to Buyer under section 365 of the Bankruptcy Code upon payment of the applicable Cure Costs, and all anti-assignment provisions are unenforceable; (g) the stays provided by Bankruptcy Rules 6004(h) and 6006(d) are waived and the Sale Order is effective immediately upon entry; (h) the Bankruptcy Court retains exclusive jurisdiction to interpret and enforce the Sale Order and this Agreement; and (i) Buyer has agreed to honor the Customer Programs in accordance with Section 8.14 of this Agreement, and the Transaction does not impair the rights of any holder of a gift card, gift certificate, stored-value card, loyalty balance or customer deposit to redeem the same at any Store acquired by Buyer.
4.5    Break-Up Fee.
(a)In consideration of Buyer’s agreement to serve as the stalking horse bidder, and subject to approval by the Bankruptcy Court in the Bidding Procedures Order, Sellers shall pay to Buyer, solely as and when provided in this Section 4.5, a break-up fee in the amount of $790,000 (approximately three percent (3%) of the Cash Purchase Price) (the “Break-Up Fee”).
(b)The Break-Up Fee shall be payable only if Sellers consummate an Alternative Transaction, payable (i) solely from the cash proceeds of such Alternative Transaction, (ii) concurrently with, and as a condition to, the closing of such Alternative Transaction, and (iii) on one occasion only; provided that the Break-Up Fee shall be payable only with respect to an Alternative Transaction that is (x) consummated with the Successful Bidder or a back-up bidder selected at the Auction, or (y) consummated within one (1) year after the termination of this Agreement pursuant to Section 10.2(c) or Section 10.2(d).
(c)Upon approval in the Bidding Procedures Order, the Break-Up Fee shall constitute an allowed administrative expense of Sellers’ estate under sections 503(b) and 507(a)(2) of the Bankruptcy Code, with priority over any and all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and over any and all administrative expenses or other claims arising under sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code or otherwise, subject only to any carve-out for professional fees set forth in any debtor-in-possession financing or cash collateral order entered by the Bankruptcy Court; provided that the Break-Up Fee shall not be secured by any lien on or security interest in any asset of Sellers. Any orders for debtor in possession financing or use of cash collateral entered in the Bankruptcy Case shall include a carve-out permitting payment of the Break-Up Fee to Buyer at the closing of an Alternative Transaction at, and concurrently with, the closing of such Alternative Transaction, in accordance with Section 4.5(b).
(d)Notwithstanding anything to the contrary in this Agreement, no Break-Up Fee shall be payable if (i) this Agreement is terminated by Seller Parent pursuant to Section 10.2(a), Section 10.2(b), Section 10.2(h) or Section 10.2(i), (ii) Buyer is the Successful Bidder, or (iii) Buyer fails to participate in the Auction, withdraws or reduces its stalking horse bid under this Agreement, or fails to comply with the Bidding Procedures.
(e)The Break-Up Fee, together with the return of the Deposit subject to the terms set forth in Section 10.4(c), constitute Buyer’s sole and exclusive remedy with respect to any Alternative Transaction or Sellers’ exercise of their rights under Section 4.3, and Buyer hereby waives any right to assert any other claim against Sellers, their estate or their respective representatives in connection therewith, including any claim for damages, restitution, unjust enrichment, or substantial contribution under sections 503(b)(3) or 503(b)(4) of the Bankruptcy Code; provided that in the event of an Alternative Transaction with a purchaser who proposes to use the assets for purposes other than operating as an Outback Steakhouse restaurant, Buyer expressly reserves all rights and claims with respect to amounts owed under the Franchise Agreements unless otherwise agreed by Buyer.
4.6    Sale Hearing. No later than three (3) Business Days following the Auction or, if no qualified competing bids are received by the Bid Deadline, four (4) Business Days following the Bid Deadline, in each case subject to Bankruptcy Court approval and availability, the Sale Hearing shall occur.
ARTICLE 5
CLOSING
5.1    Closing. The closing of the Transaction (the “Closing”) shall take place remotely by electronic exchange of executed documents and funds at 10:00 a.m. Eastern time on the date that is two (2) Business Days after the date on which all conditions set forth in Article 9 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or on such other date as the Parties may agree in writing (the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. Eastern time on the Closing Date.
5.2    Seller Deliverables. At the Closing, Seller Parent shall deliver to Buyer:
(a)a bill of sale in a form agreed to by Sellers and Buyer (the “Bill of Sale”), duly executed by Sellers;
(b)assignment and assumption agreement(s) for the assumption of the Assigned Contracts (including leases), intangibles, warranties and other Acquired Assets, in a form agreed to by Sellers and Buyer (the “Assignment and Assumption Agreements”), duly executed by Sellers;
(c)assignments of registered intellectual property, in each case in form reasonably acceptable to Buyer, duly executed by Sellers;
(d)if requested by Buyer, one or more liquor management agreement(s) substantially in the form(s) of Exhibit B (the “Interim Management Agreements”), duly executed by Sellers;
(e)if requested by Buyer, a transition services agreement in a form agreed to by Sellers and Buyer (the “Transition Services Agreement”), duly executed by Sellers;
(f)the Books and Records and all keys, access codes, passwords and other similar items related to the Stores;
(g)a copy of the Sale Order as entered by the Bankruptcy Court;
(h)a certificate of a duly authorized officer of Sellers as to the matters described in Sections 9.2(a) and 9.2(b);
(i)a properly executed certificate of non-foreign status pursuant to Treasury Regulations section 1.1445-2(b); and
(j)such other instruments of transfer as Buyer may reasonably request, in form reasonably acceptable to Seller Parent and Buyer, and prepared at Buyer’s sole cost and expense.
5.3    Buyer Deliverables. At the Closing, Buyer shall deliver to Seller Parent:
(a)the payments required by Section 3.3;
(b)the Assignment and Assumption Agreements, duly executed by Buyer;
(c)assignments of registered intellectual property, in each case in form reasonably acceptable to Buyer, duly executed by Buyer;

(d)if requested by Buyer, the Interim Management Agreements, duly executed by Buyer;
(e)if requested by Buyer, the Transition Services Agreement, duly executed by Buyer;
(f)a certificate of a duly authorized officer of Buyer as to the matters described in Sections 9.3(a) and 9.3(b); and
(g)such other instruments and documents as Seller Parent may reasonably request to evidence the assumption of the Assumed Liabilities.
5.4    Failure to Close. If (a) in the case of a failure by Buyer, all conditions set forth in Sections 9.1 and 9.2 have been satisfied or waived, or (b) in the case of a failure by Sellers, all conditions set forth in Sections 9.1 and 9.3 have been satisfied or waived, and, in either case, the other Party stands ready, willing and able to consummate the Closing, and the applicable Party (the “Failing Party”) fails to consummate the Closing on the date on which the Closing is required to occur pursuant to Section 5.1, and such failure continues for three (3) Business Days after written notice from the other Party, then the Failing Party shall be in material breach of this Agreement and the other Party may exercise its rights under Section 10.2(b) and Section 10.4(b) (in the case of a failure by Buyer) or Section 10.3(b) and Section 10.4(c) (in the case of a failure by Sellers). Neither Party shall be entitled to any extension of the Closing Date, and no cure period other than as set forth in this Section 5.4 shall apply, unless otherwise agreed by the Parties in writing or ordered by the Bankruptcy Court.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Schedules, each Seller represents and warrants to Buyer, as of the Agreement Date and as of the Closing Date, solely as follows:
6.1    Organization. Such Seller is duly organized and validly existing under the Laws of its jurisdiction of organization, subject to the Bankruptcy Case.
6.2    Authority. Subject to entry of the Sale Order, such Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction, all necessary action on the part of such Seller has been taken, and no other proceeding on the part of such Seller is necessary to authorize this Agreement or the Transaction.
6.3    Enforceability. Subject to entry of the Sale Order, this Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.
6.4    Licenses and Permits. Schedule 6.4 contains a list of all Permits necessary or required for the ownership of the Acquired Assets or conducting the Business. Except as set forth on Schedule 6.4, (a) each Seller has obtained all Permits and has made all material filings and necessary renewals with any Governmental Authority which may be required under the terms of any Permit, (b) the Permits are in full force and effect and no material violations have been recorded with respect to any Permit, and (c) no proceeding is pending or has been threatened in writing, to revoke or limit any Permit. Sellers shall provide an updated Schedule 6.4 at Closing to reflect any renewals due prior to Closing.
6.5    Liquor Licenses. Except as set forth on Schedule 6.5, to Sellers’ Knowledge, all of the Liquor Licenses used by Sellers in the conduct of the Business are in good standing and not subject to any revocations, suspensions, or open administrative complaints or cases from any Alcoholic Beverage Authority.
6.6    No Union or Collective Bargaining Agreements. Except as set forth on Schedule 6.6, no Seller is a party to or bound by any collective bargaining agreement or other contract with any union or labor organization. To Sellers’ Knowledge, there is no pending labor dispute, strike or work stoppage affecting the Business or any of the Stores nor has the same been threatened in writing.
6.7    Taxes. Except as set forth on Schedule 6.7 and subject to the Bankruptcy Case, each Seller has filed, or will file shortly after Closing, all material Tax returns relating to the Acquired Assets required to be filed by such Seller for all periods up to and including the Closing Date. For avoidance of doubt, all tax returns and tax obligations required by a Governmental Authority to transfer or issue Liquor Licenses to Buyer are material and shall be filed and paid. All Taxes owed by each Seller with respect to the Acquired Assets (other than the Unpaid Property Tax and any other Taxes that are Assumed Liabilities) have been or will be paid by Sellers or otherwise treated as required under the Bankruptcy Code. To Sellers’ Knowledge, there are no outstanding written notices of deficiencies, adjustments, or changes in assessments with respect to any Taxes relating to the Acquired Assets, including specifically any Tax liabilities or Encumbrances that may hinder Buyer from timely obtaining a Liquor License.
6.8    Personal Information. To Sellers’ Knowledge, no Person has obtained unauthorized access to third party or Seller information or data in the possession of any Seller (including any personal information, personally identifiable information and personal data), nor has there been any other compromise of the security, confidentiality or integrity of such information or data.
6.9    Litigation. There is no action, suit, proceeding or investigation pending or, to Sellers’ Knowledge, threatened against such Seller that would reasonably be expected to prevent, materially delay or impair such Seller’s ability to consummate the Transaction.
6.10    Brokers. Except for Brookwood Associates, LLC, whose fees shall be an Excluded Liability payable by such Seller from the proceeds of the Transaction in accordance with any applicable order of the Bankruptcy Court, no broker, finder or investment banker is entitled to any fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Seller for which Buyer would become liable.

6.11    Title. Subject to entry of the Sale Order and to the extent provided in section 363(f) of the Bankruptcy Code and other applicable Law, at the Closing, such Seller shall convey to Buyer all of such Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances and the Assumed Liabilities. Such Seller makes no representation or warranty as to the nature, extent or sufficiency of such Seller’s right, title or interest in any Acquired Asset.
6.12    NO OTHER REPRESENTATIONS OR WARRANTIES; “AS IS, WHERE IS”. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 6, SUCH SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, STATUTORY OR OTHERWISE, WITH RESPECT TO SUCH SELLER, THE BUSINESS, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTION, AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE FOREGOING, SUCH SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO: (a) THE PHYSICAL CONDITION, QUALITY, DESIGN, OPERATION, VALUE, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ACQUIRED ASSET; (b) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DOCUMENT, PROJECTION, FORECAST, BUDGET, ESTIMATE OR OTHER MATERIAL FURNISHED OR MADE AVAILABLE TO BUYER, WHETHER IN ANY DATA ROOM, MANAGEMENT PRESENTATION, PLEADING, MONTHLY OPERATING REPORT OR OTHERWISE; (c) THE ABSENCE OF ANY ENCUMBRANCE, EXCEPT AS PROVIDED IN THE SALE ORDER; (d) COMPLIANCE WITH ANY LAW, INCLUDING ANY ENVIRONMENTAL LAW, OR THE ABSENCE OF ANY ENVIRONMENTAL CONDITION; (e) THE VALIDITY, ENFORCEABILITY, COLLECTABILITY OR VALUE OF ANY ASSIGNED CONTRACT, RECEIVABLE, PERMIT OR INTELLECTUAL PROPERTY; (f) THE RETENTION OF ANY EMPLOYEE, CUSTOMER, SUPPLIER OR LICENSOR; OR (g) THE FUTURE OPERATIONS, PROSPECTS OR PROFITABILITY OF THE BUSINESS. THE ACQUIRED ASSETS ARE BEING SOLD AND CONVEYED “AS IS, WHERE IS, WITH ALL FAULTS,” AND BUYER ACCEPTS THEM IN THAT CONDITION.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers, as of the Agreement Date and as of the Closing Date, as follows:
7.1    Organization. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own its assets and conduct its business.
7.2    Authority; Enforceability. Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction, and all necessary action on the part of Buyer has been taken. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
7.3    No Conflicts; Consents. The execution, delivery and performance of this Agreement by Buyer do not and will not (a) violate Buyer’s organizational documents, (b) violate any Law or order applicable to Buyer, or (c) require any consent or approval of, or filing with, any Governmental Authority or other Person, except as set forth on Schedule 7.3.
7.4    Sufficient Funds. Buyer has, and will have at the Closing, sufficient cash on hand in immediately available funds to pay the Cash Purchase Price and all Cure Costs and to satisfy all of its other obligations under this Agreement. Buyer has delivered to Sellers evidence of such funds reasonably satisfactory to Seller Parent. Buyer has capabilities (financial or otherwise) to perform its obligations hereunder. Buyer acknowledges that its obligations under this Agreement are not subject to any financing condition.
7.5    Adequate Assurance. Buyer is, and at the Closing will be, capable of performing all obligations under the Assigned Contracts arising from and after the Closing, and Buyer shall provide adequate assurance of future performance within the meaning of sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code.
7.6    Litigation. There is no action, suit, proceeding or investigation pending or, to Buyer’s knowledge, threatened against Buyer that would reasonably be expected to prevent, materially delay or impair Buyer’s ability to consummate the Transaction.
7.7    Good Faith Purchaser. Buyer is a good faith purchaser within the meaning of section 363(m) of the Bankruptcy Code. Buyer is not an insider or Affiliate of any Seller, and no director, officer, employee or equity holder of any Seller holds any direct or indirect interest in Buyer, except as disclosed on Schedule 7.7. Schedule 7.7 sets forth all Contracts and other relationships between Buyer or any of its Affiliates (including each Franchisor Party), on the one hand, and any Seller or CT RG, on the other hand. Buyer has not engaged in, and is not a party to, any agreement, arrangement or understanding with any other bidder or potential bidder for the purpose of, or having the effect of, controlling, fixing or otherwise affecting the price for the Acquired Assets or the conduct of the Auction. Neither Buyer nor any of its Affiliates has entered into this Agreement, or will consummate the Transaction, for the purpose of hindering, delaying or defrauding any creditor of Sellers.
7.8    Independent Investigation; No Reliance. Buyer is a sophisticated purchaser, represented by counsel and other advisors of its own choosing. Buyer has conducted its own independent investigation, review and analysis of the Business, the Acquired Assets and the Assumed Liabilities, has had access to and an adequate opportunity to review such documents, properties, personnel and information as it has deemed necessary, and is relying solely on that investigation and on the representations and warranties expressly set forth in Article 6. Buyer acknowledges that (a) neither Sellers nor any of their representatives has made, and Buyer is not relying on, any other representation, warranty, projection, forecast or statement of any kind; (b) this Agreement is not subject to any diligence condition; and (c) Buyer has been advised that Sellers are debtors in possession, that the Acquired Assets are being sold under section 363 of the

Bankruptcy Code, and that Buyer will have no post-Closing recourse against Sellers or their estate other than the enforcement of this Agreement.
7.9    Liquor License Qualification. None of Buyer, Kelly Lefferts or Eric Christel (a) has been convicted of a felony or of any crime involving moral turpitude, (b) has had any liquor, gaming, or comparable license or permit denied in any jurisdiction, or (c) is otherwise disqualified under any Alcoholic Beverage Law from holding a Liquor License in any jurisdiction in which a Store is located. Buyer has no knowledge of any fact or circumstance that would reasonably be expected to prevent, materially delay or condition the issuance of any Liquor License Approval.
7.10    Brokers. No broker, finder or investment banker is entitled to any fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer for which Sellers or their estate would become liable.
ARTICLE 8
COVENANTS
8.1    Conduct of Business Pending Closing. From the Agreement Date until the earlier of the Closing and the termination of this Agreement, Sellers shall use commercially reasonable efforts to operate the Business in all material respects and maintain the Acquired Assets in all material respects in the ordinary course, as modified by the commencement and administration of the Bankruptcy Case, and Sellers shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed given if Buyer does not object in writing within three (3) Business Days after receipt of Sellers’ written request therefor):
(a)sell, lease, license, encumber, pledge or otherwise surrender, relinquish or dispose of any of the Acquired Assets, except for the sale of Inventory and the repair and replacement of FF&E, all in the ordinary course of business;
(b)amend, cancel, waive, compromise or surrender any rights under or with respect to any of the Acquired Assets, other than in the ordinary course of business;
(c)amend, terminate, waive any rights under, or surrender any leases or Contracts related to the Acquired Assets, except as expressly requested and approved by Buyer;
(d)other than in the ordinary course of business, increase or promise to increase the existing compensation level of any Business employee;
(e)enter into any material contracts or commitments, except those made in the ordinary course of business;
(f)cancel, lose or diminish the insurance now in effect on the Acquired Assets or related to the Business; or
(g)commit or agree in writing to do any of the foregoing.

Notwithstanding subsections (a) – (g) above, (x) no consent of Buyer shall be required for (A) the closure of any Store in accordance with Section 2.5(d) except as provided therein or the suspension of operations at any Suspended Store in accordance with Section 8.15, (B) any action or omission required or specifically contemplated by any approved budget under any debtor in possession financing facility or cash collateral order except as otherwise contemplated herein, or (C) any action or omission required or expressly authorized by any order of the Bankruptcy Court, and (y) Buyer understands that (i) Sellers’ obligations under this Section 8.1 are in all respects subject to and qualified by the Bankruptcy Case, the requirements of the Bankruptcy Code and the Bankruptcy Rules, any order of the Bankruptcy Court, the terms of any debtor in possession financing facility, cash collateral order or approved budget, and Sellers’ available liquidity; (ii) Sellers may take, or omit to take, any action required or expressly authorized by the Bankruptcy Court or any such facility, order or budget; and (iii) no action or omission described in clauses (i) or (ii), and no deterioration in the Business, the Acquired Assets, or Sellers’ financial condition, results of operations, liquidity, employee retention, customer or supplier relationships, in each case resulting from the Bankruptcy Case, shall constitute a breach of this Agreement, give rise to any claim against Sellers, permit Buyer to terminate this Agreement, or constitute the failure of any condition to Closing except as expressly set forth herein.
8.2    Access; Confidentiality. Upon reasonable prior notice and during normal business hours, Sellers shall provide Buyer and its representatives with reasonable access to the Acquired Assets and to such books and records as Buyer may reasonably request, in each case at Buyer’s sole cost, expense and risk; provided that such access (a) shall not unreasonably interfere with the operation of the Business or the administration of the Bankruptcy Case, (b) shall be subject to any applicable privilege, confidentiality obligation or Law, and (c) shall not include any invasive or subsurface testing without Seller Parent’s prior written consent. The Confidentiality Agreement between the Parties and Brookwood Associates, LLC dated August 24, 2026, remains in full force and effect and survives any termination of this Agreement; provided that Buyer may make any disclosure permitted by Section 8.6 hereof.
8.3    Regulatory Approvals. Buyer shall, at its sole cost and expense, take all actions necessary or advisable to obtain any consent, approval or clearance of any Governmental Authority required to consummate the Transaction, including making any required filing. Sellers shall reasonably cooperate at Buyer’s expense. Buyer shall pay all filing fees. The failure to obtain any such consent, approval or clearance shall not constitute a breach by Sellers or entitle Buyer to any claim against Sellers unless such failure resulted from Sellers’ failure to reasonably cooperate with Buyer in obtaining such consent, approval or clearance.
8.4    Employees.
(a)Subject to Buyer’s normal hiring practices, including background checks, review of employment history and I-9 employment verification, Buyer will make employment offers to, or cause employment offers to be made to, substantially all Store-level employees, and anticipates making employment offers to certain managing partner and area operations director employees and to certain corporate employees, in each case to be determined by Buyer and identified to Seller Parent prior to the Closing. Employees who accept such offers and commence employment with Buyer are “Transferred Employees.”

(b)Buyer shall be solely responsible for all Liabilities arising out of or relating to its employment of any employee of Sellers from and after the Closing.
(c)Buyer does not assume, and shall have no Liability with respect to, any employee benefit plan, collective bargaining agreement, multiemployer pension plan, retiree medical arrangement, withdrawal liability, or accrued compensation, severance or benefit obligation of Sellers, including the Employee Amounts, which shall be paid by Sellers in accordance with Section 3.10. Nothing in this Section 8.4 creates any third-party beneficiary right in any employee.
(d)Notices; Cooperation. Buyer shall promptly notify Seller Parent in writing of any change in the identity of the employees to whom offers are made or in the terms of any offer. To the extent Buyer or Seller Parent wishes to issue any notices with respect to employees, each Party will cooperate with the other with respect to such notices.
(e)401(k) Rollover. Sellers and Buyer shall cooperate in good faith to permit each Transferred Employee who so elects to roll over his or her account balance under any 401(k) plan of Sellers into a 401(k) plan maintained by Buyer or its Affiliates, to the extent permitted by applicable Law and the terms of such plans.
8.5    Further Assurances. From and after the Closing, each Party shall execute and deliver such further instruments and take such further actions as the other Party may reasonably request to effect the Transaction; provided that any instrument or action requested by any Party shall be prepared and effected at such Party’s sole cost and expense, and the non-requesting Party shall not be required to incur any Liability or make any payment.
8.6    Public Announcements. Neither Party shall issue any press release or public statement concerning this Agreement or the Transaction without the prior written consent of the other Party, except (a) as required by Law or the rules of any securities exchange (provided that in such event the Party issuing such press release or public statement shall give reasonable advance written notice to the other Party) and (b) that any Party may make any filing, disclosure or statement in the Bankruptcy Case or to Sellers’ creditors, the United States Trustee, any official committee, or any of Sellers’ secured creditors or their respective advisors, in each case without the other Party’s consent.
8.7    Books and Records; Post-Closing Access and Cooperation. For a period of three (3) years after the Closing (or such longer period as applicable Law requires), Buyer shall (a) preserve and not destroy any books and records included in the Acquired Assets, and (b) upon reasonable notice, provide Sellers, their estate, and any successor, plan administrator, liquidating trustee, official committee, or their respective professionals with reasonable access to, and copies of, such books and records, and reasonable access during normal business hours to the Transferred Employees, in each case at no cost to Sellers (except Sellers shall be required to pay any out-of-pocket costs incurred by Buyer in connection therewith) and, to the extent reasonably necessary in connection with the administration or wind-down of the Bankruptcy Case, the preparation of any plan or disclosure statement, the reconciliation or objection to claims, financial or Tax reporting, any Tax audit, or the prosecution or defense of any claim, cause of action or Avoidance Action

(other than an Acquired Avoidance Action). Without limiting the foregoing, Sellers shall have a right to retain a copy of such books and records that are included in the Acquired Assets, provided that Sellers shall maintain the confidentiality of such books and records. Buyer shall not withhold consent to any such request on the basis that the requested materials relate to a claim against Buyer’s own interests. Before destroying any such books and records, Buyer shall give Seller Parent at least thirty (30) days’ notice and an opportunity to take possession of them.
8.8    Insurance; Risk of Loss. Risk of loss with respect to the Acquired Assets shall pass to Buyer at the Closing. Buyer shall be responsible for obtaining insurance with respect to the Acquired Assets effective as of the Closing, and Sellers may terminate all of their insurance coverage with respect to the Acquired Assets effective as of the Closing without any Liability to Buyer. Neither the loss of nor damage to any Acquired Asset prior to the Closing shall reduce the Purchase Price, permit Buyer to terminate this Agreement, or constitute the failure of any condition to Closing, except as set forth in Section 8.9.
8.9    Casualty Loss. If, subsequent to the Agreement Date and prior to the Closing, all or any portion of the Acquired Assets are destroyed by fire or other casualty or are taken in condemnation or under the right of eminent domain (or proceedings for such purposes are pending or threatened) (collectively, “Casualty Loss”), Buyer shall have the option, exercisable by written notice to Sellers prior to the Closing, to either: (a) proceed with the Closing and purchase the affected Acquired Assets notwithstanding such Casualty Loss, in which event the Purchase Price shall not be adjusted and Sellers shall, at the Closing (i) pay to Buyer all sums paid to Sellers by third parties by reason of any Casualty Loss, and (ii) assign, transfer and set over unto Buyer all of the right, title and interest of Sellers in and to any unpaid awards or other payments from third parties arising out of any Casualty Loss, in each case to the extent such amounts have not been used to reimburse Sellers for Sellers’ actual expenditures or binding commitments incurred in repairing damage to or replacing any Acquired Assets affected by such Casualty Loss; or (b) exclude the affected Acquired Assets from the Acquired Assets to be conveyed at Closing so they become Excluded Assets and proceed with the Closing as to all remaining Acquired Assets, in which event the Purchase Price shall be reduced by the portion of the Purchase Price reasonably attributable to such recently designated Excluded Assets, as mutually agreed by Buyer and Sellers, and Sellers shall retain all rights to any insurance proceeds, condemnation awards and other recoveries relating to such recently designated Excluded Assets. Notwithstanding the foregoing, Buyer shall not be obligated to terminate this Agreement as a condition to electing the remedy set forth in clause (b), and the Parties shall proceed to Closing with respect to the remaining Acquired Assets in accordance with the terms of this Agreement.
8.10    Estate Causes of Action; Non-Interference. Buyer acknowledges that all Avoidance Actions (other than the Acquired Avoidance Actions) and other estate claims and causes of action are Excluded Assets. Buyer shall not acquire, assert or fund any Person to assert any claim against Sellers or their estate other than as expressly permitted by Section 4.5 and Section 10.4. Upon reasonable advance notice, Buyer shall, at Sellers' sole cost and expense, provide Sellers with reasonable access to books and records included in the Acquired Assets reasonably necessary in connection with the prosecution of any such Excluded Asset; provided that such access shall not unreasonably interfere with Buyer's business or require Buyer to waive any privilege or disclose information protected by applicable Law. Nothing in this Section 8.10 shall restrict Buyer's ability to assert any defense, counterclaim, setoff, recoupment or other right or remedy available to a claim asserted against Buyer or its Affiliates.
8.11    Support of the Sale Process. Each Party shall (a) promptly provide such information as may be reasonably requested in support of the Sale Motion, the adequate assurance showing under Section 2.5(b), and any declaration or testimony in support of the Sale Order; (b) make available at the Sale Hearing a representative competent to testify in support of the Transaction and Buyer’s good faith; and (c) in the case of Buyer, not object to, or support any objection to, any relief sought by Sellers in connection with the Bidding Procedures Order, the Sale Order or the Transaction, unless such relief sought by Sellers is contrary to Sellers’ obligations under this Agreement, the Franchise Agreements, or any interim or final order approving a Buyer DIP Loan.
8.12    Liquor Licenses.
(a)Liquor License Approvals; Seller Cooperation; Interim Arrangements. Buyer shall use commercially reasonable efforts to obtain Liquor License Approvals from all Alcoholic Beverage Authorities. Sellers shall use commercially reasonable efforts, at Buyer’s sole cost and expense, to cooperate with Buyer in Buyer’s efforts to obtain the Liquor License Approvals, including obtaining new Liquor Licenses or the transfer of the existing Liquor Licenses for each Store, to permit Buyer to operate the Business. To the extent any Liquor License Approval has not been obtained prior to the Closing, Sellers shall, at Buyer’s request and to the extent permitted by applicable Alcoholic Beverage Laws, enter into Interim Management Agreements to allow Buyer to operate the Business at the applicable Store until such Liquor License Approval is obtained; provided that (i) Buyer shall bear all costs and expenses of, and shall indemnify, defend and hold harmless Sellers and their estate from and against all Liabilities arising out of, any such interim arrangement (including all costs and expenses of maintaining the existence of Sellers if Sellers’ existence is maintained primarily for such purpose, retaining any employees primarily for such purpose, and keeping the Bankruptcy Case open primarily for such purpose, all of which Buyer shall reimburse to Sellers promptly in accordance with the Interim Management Agreement or Transition Services Agreement, as applicable), and shall maintain, at its sole cost and expense, insurance covering Sellers and their estates for such purpose, in form and amounts reasonably acceptable to Seller Parent, for the duration of any such interim arrangement, (ii) except as may be set forth in any Interim Management Agreement or Transition Services Agreement, as applicable, Sellers shall not be required to maintain the existence of any Seller, retain any employee or seek to keep the Bankruptcy Case open for the purpose of any such interim arrangement for more than one hundred twenty (120) days after the Closing, and (iii) solely to the extent entering into an Interim Management Agreement is a violation of applicable Alcoholic Beverage Laws, the failure to implement any such interim arrangement shall not entitle Buyer to any of the remedies described in Section 8.12(b). Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to transfer any Liquor License of, or assist with the transfer of or obtaining of a Liquor License in respect of, any Suspended Store or any Store that otherwise is not transferred to Buyer at the Closing.
(b)No Condition; No Adjustment. Subject to the Interim Management Agreements or the Transition Services Agreement, as applicable, the receipt of any Liquor License

Approval is not a condition to the obligation of Buyer to consummate the Transaction at Closing. The failure to obtain any Liquor License Approval, unless such failure results from Sellers’ undisclosed violations of any Liquor License or other action or omission of Sellers, shall not (i) constitute a breach of this Agreement by Sellers, (ii) constitute the failure of any condition set forth in Article 9, (iii) entitle Buyer to any reduction of, credit against, holdback from or offset against the Purchase Price or any Cure Cost, or (iv) entitle Buyer to terminate this Agreement or to the return of the Deposit.
(c)No Allocation to Liquor Licenses; Escrow. Except as otherwise required by applicable Alcoholic Beverage Laws, the Parties agree that no portion of the Purchase Price is allocated or attributable to the Liquor Licenses, and Buyer shall not take, and shall cause its Affiliates and representatives not to take, any position inconsistent with this Section 8.12(c) in any application, escrow instruction, filing or submission to any Alcoholic Beverage Authority or in any Tax return. To the extent any applicable Alcoholic Beverage Law, including section 24074 of the California Business and Professions Code, requires the establishment of an escrow of consideration attributable to the transfer of any Liquor License, Buyer shall fund such escrow in full, in addition to and without any reduction of or credit against the Cash Purchase Price, and Buyer shall bear all costs and fees of such escrow.
8.13    Franchise Agreements.
(a)Franchisor Acknowledgements. Buyer and each other Franchisor Party hereby agrees that (i) Franchisor consents to the Transaction and to any Alternative Transaction with a bidder approved as a franchisee in accordance with Section 4.2(c)(v); (ii) each Franchisor Party waives any Franchisor ROFR and any other consent, approval, preemptive or similar right that would otherwise apply to the Transaction or any Alternative Transaction; (iii) Franchisor agrees to continue to forbear from exercising remedies under, and not to terminate, the Franchise Agreements prior to the earlier of the Closing and the termination of this Agreement, provided that Sellers are not in material breach of the Franchise Agreements (provided that Sellers shall not be deemed to be in breach of the Franchise Agreements as a result of the Bankruptcy Case or the nonpayment of any amount that arose prior to the Petition Date) and continue paying all franchise fees and other fees due as required by Section 12.11; and (iv) effective upon the Closing, (A) the Franchise Agreements are terminated as to Sellers and the Stores, and (B) each Franchisor Party waives any Cure Cost owing to it and releases Sellers, their estates and CT RG from all claims, including all claims arising under or relating to the Franchise Agreements, the Amended and Restated Holistic Resolution Agreement and the Amended and Restated Deferred Payment Agreement. For the avoidance of doubt, notwithstanding the foregoing, (i) to the extent a bidder proposing an Alternative Transaction proposes to operate the Stores following a closing as Outback Steakhouse restaurants, Franchisor reserves all rights to approve such alternative buyer as a franchisee as set forth in the Bidding Procedures and Section 4.2(c)(v), and (ii) to the extent a bidder proposing an Alternative Transaction proposes to acquire Sellers’ assets to be used for any purpose other than operation of those assets as Outback Steakhouse restaurants, Franchisor reserves all rights under the Franchise Agreements, any other agreements, and applicable Law; provided that such reservation is subject in all respects to clause (ii) of the first sentence of this Section 8.13(a).

(b)Franchise Agreements Not Assigned. The Franchise Agreements are not Assigned Contracts, and no Cure Cost or other amount shall be payable by Sellers in respect thereof. From and after the Closing, Buyer shall operate the Stores as company-operated restaurants or under such arrangements with Franchisor as Buyer may determine, at Buyer’s sole cost.
(c)Not a Condition. No consent, approval or other action of Franchisor is a condition to the obligation of Buyer to consummate the Transaction, and any failure of Franchisor to grant any consent or approval of the Transaction shall not constitute a breach of this Agreement by Sellers, entitle Buyer to any reduction of or offset against the Purchase Price, or give rise to any claim against Sellers or their estate.
(d)No Exercise of Franchisor ROFR. Buyer shall cause Franchisor and its Affiliates not to exercise any Franchisor ROFR. If Franchisor or any of its Affiliates exercises or purports to exercise a Franchisor ROFR, (i) Seller Parent may terminate this Agreement pursuant to Section 10.2(h), and (ii) notwithstanding anything to the contrary in Section 4.5, no Break-Up Fee shall be payable.
8.14    Customer Programs.
(a)Honoring. From and after the Closing, Buyer shall honor all Customer Programs at each Store included in the Acquired Assets, in accordance with their respective terms and with any applicable requirement of Franchisor, for not less than the remaining stated term thereof or, where no term is stated, for not less than twelve (12) months following the Closing.
(b)Compliance. Buyer shall comply with all applicable Laws governing gift cards, gift certificates, stored-value instruments, loyalty programs and unclaimed property, including any escheat or abandoned property obligation arising on or after the Closing.
(c)No Representation; No Adjustment. Buyer acknowledges that the Customer Programs may be issued or administered by Franchisor on a system-wide basis; that Sellers make no representation or warranty as to the number, face value, redemption rate, enforceability or breakage of any outstanding Customer Program obligation, or as to the existence or sufficiency of any related reserve, escrow or breakage account; and that no adjustment to the Purchase Price shall be made on account of the Customer Programs.
(d)Support of the Sale Process. Buyer shall cooperate with Sellers in responding to any inquiry, objection or request for information from any Governmental Authority, including any state attorney general or consumer protection agency, relating to the Customer Programs, and shall provide such evidence of its intent and ability to honor the Customer Programs as Seller Parent may reasonably request in connection with the Sale Motion, the Sale Hearing or the Sale Order.
8.15    Suspended Stores. Buyer acknowledges that Sellers may, whether before or after the Petition Date, suspend the payment of rent with respect to, and suspend or cease operations at, restaurants at the various locations set forth on Schedule 8.15 (the “Suspended Stores”) and Buyer and Sellers shall cooperate (and Buyer shall cause Franchisor to cooperate) in good faith regarding the orderly suspension of operations at the Suspended Stores.
8.16    Transition Services; MP Buyout Obligations.
(a)At Buyer’s request, at the Closing, Buyer and Seller Parent shall enter into a Transition Services Agreement, pursuant to which certain members of Sellers’ management will provide transition services to Buyer on a consulting basis following the Closing, at Buyer’s sole cost and expense.
(b)Buyer shall pay the obligations of Sellers owed to certain Transferred Employee managing partners or area operations directors under certain promissory notes related to Sellers’ agreements to purchase or redeem such Person’s interest, as set forth in Schedule 8.16 (the “MP Buyout Obligations”) when due or as otherwise agreed by Buyer and such MP Buyout Obligation counterparty, and no MP Buyout Obligation shall be payable by Sellers or their estates. For avoidance of doubt, Buyer is not assuming any Contracts related to the MP Buyout Obligations or any obligations under those Contracts. Buyer’s obligation to pay any MP Buyout Obligation stems solely from this Section 8.16 and any agreement reached between Buyer and the applicable MP Buyout Obligation counterparty.
ARTICLE 9
CONDITIONS TO CLOSING
9.1    Conditions to Each Party’s Obligations. The obligation of each Party to consummate the Transaction is subject to the satisfaction of each of the following:
(a)the Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall not have been stayed (unless the requirement that the Sale Order not be stayed is waived by both Parties); and
(b)no Law or final, non-appealable order of any Governmental Authority shall prohibit the consummation of the Transaction.
9.2    Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transaction is subject to the satisfaction (or written waiver by Buyer) of each of the following, and only the following:
(a)the representations and warranties of Sellers set forth in Sections 6.1, 6.2, 6.3, 6.10 and 6.11 shall be true and correct in all material respects as of the Closing Date and the other representations and warranties of Sellers set forth in Article 6 shall be true and correct as of the Closing Date, except where the failure to be so true and correct would not reasonably be expected to materially impair the operation of the Stores, taken as a whole (it being understood that Schedule 6.4, as updated at the Closing pursuant to Section 6.4, shall be given effect for purposes of this Section 9.2(a));

(b)Sellers shall have performed and complied with their covenants and agreements under this Agreement in all material respects;
(c)the Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order, in each case not subject to a stay and in form and substance satisfactory to Buyer in its reasonable discretion;
(d)(1) the Agent, acting on behalf of and with the consent of the Existing Lenders, shall have (i) consented to the Transaction and the release of all liens against the Acquired Assets (but not the Purchase Price proceeds), subject to the receipt by the Agent and the Existing Lenders of net cash proceeds from the Transaction in an amount not less than $15,000,000 at the Closing of the Transaction (after giving effect to the funding of any Wind-Down Reserve (as defined in the Sale Order) and any agreement regarding the use of cash collateral after the Closing of the Transaction), for application, on an indefeasible basis, to the obligations owing to the Agent and Existing Lenders under the Prepetition Credit Facility, and (ii) agreed not to credit bid for the Acquired Assets at an Auction (if any), as long as the Buyer is not in material breach of this Agreement and has not amended or otherwise modified this Agreement or any other agreement contemplated hereby in a manner that is adverse to the Sellers or the Existing Lenders in any material respect; provided that the Agent or Existing Lenders may have credit bid solely for the purposes of assigning such credit bid to Buyer, without representation, warranty or recourse, in exchange for cash payment of the Purchase Price to effectuate the Transaction, and (2) the Existing Lenders shall have executed a mutual release agreement in form and substance reasonably acceptable to Buyer and the Existing Lenders (the “Mutual Release Agreement”);
(e)Sellers shall have delivered the deliverables required by Section 5.2; and
(f)Sellers, Buyer and Agent shall have agreed to a wind-down budget of the Sellers in form and substance acceptable to Buyer, including the funding of the Wind-Down Reserve (as defined in the Sale Order).
9.3    Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the Transaction is subject to the satisfaction (or written waiver by Seller Parent) of each of the following:
(a)the representations and warranties of Buyer set forth in Article 7 shall be true and correct in all material respects as of the Closing Date;
(b)Buyer shall have performed and complied with its covenants and agreements under this Agreement in all material respects;
(c)Buyer shall have delivered the payments and other deliverables required by Sections 3.3 and 5.3;
(d)the Bankruptcy Court shall have determined, or the applicable counterparties shall have agreed, that adequate assurance of future performance has been provided with respect to the Assigned Contracts;

(e)Buyer shall have executed a Mutual Release Agreement with the Existing Lenders; and
(f)Sellers, Buyer and Agent shall have agreed to a wind-down budget of the Sellers in form and substance acceptable to Sellers, including the funding of the Wind-Down Reserve (as defined in the Sale Order).
9.4    Waiver; No Frustration. Any condition may be waived only by a written instrument signed by the Party entitled to the benefit of that condition. No Party may rely on the failure of any condition to be satisfied if that failure was caused by such Party’s breach of this Agreement.
ARTICLE 10
TERMINATION
10.1    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Parties.
10.2    Termination by Sellers. This Agreement may be terminated by Seller Parent, by written notice to Buyer, at any time prior to the Closing:
(a)if Buyer has materially breached any representation or warranty, or fails to perform in any material respect any covenant or agreement such that a condition set forth in Section 9.3 would not be satisfied, and such breach has not been cured within ten (10) Business Days after written notice from Seller Parent (or, in the case of any failure to pay any amount when due, two (2) Business Days);
(b)if Buyer fails to consummate the Closing as described in Section 5.4;
(c)if (i) Sellers select a Person other than Buyer as the Successful Bidder, (ii) the Bankruptcy Court approves an Alternative Transaction, or (iii) Sellers enter into a definitive agreement with respect to an Alternative Transaction, in each case subject to Buyer’s obligations as back-up bidder under Section 4.3(c) and the Break-Up Fee obligations under Section 4.5;
(d)if Sellers determine, in the exercise of their fiduciary duties as a debtor in possession and after consultation with their counsel, that termination of this Agreement is in the best interests of Sellers’ estate and its creditors;
(e)if the Bankruptcy Court enters an order denying approval of the Transaction, or declines to enter the Sale Order on or before the Outside Date;
(f)if the Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or a trustee or examiner with expanded powers is appointed in the Bankruptcy Case;
(g)if the Closing has not occurred on or before the Outside Date (as extended pursuant to Section 10.5, and subject to Section 10.5(c)), other than as a result of any breach by

Sellers or any failure by Sellers to satisfy a condition in Section 9.2, or if any condition set forth in Section 9.1 or Section 9.3 has become incapable of satisfaction by the Outside Date;
(h)if (i) Franchisor or any of its Affiliates exercises or purports to exercise any Franchisor ROFR, or asserts in writing or in any filing with the Bankruptcy Court that any Franchisor ROFR applies to the Transaction or any Alternative Transaction; or (ii) Franchisor terminates, delivers notice of termination of, or exercises remedies under any Franchise Agreement, other than for Sellers’ material uncured breach of such Franchise Agreement (including Sellers’ failure to make any payments required by Section 12.11); or (iii) Franchisor unreasonably withholds, conditions or delays its approval of any bidder as a franchisee in contravention of Section 4.2(c)(v); or
(i)if Buyer fails to make required advances under a Buyer DIP Loan pursuant to any interim or final order entered in the Bankruptcy Case with respect to a Buyer DIP Loan.
10.3    Termination by Buyer. This Agreement may be terminated by Buyer, by written notice to Seller Parent, at any time prior to the Closing:
(a)if Sellers have materially breached any material representation, warranty, or materially fail to perform any covenant or agreement such that a condition set forth in Section 9.2 would not be satisfied, and such breach has not been cured within ten (10) Business Days after written notice from Buyer;
(b)if Sellers fail to consummate the Closing as described in Section 5.4;
(c)if Sellers select a Person other than Buyer as the Successful Bidder, Buyer is designated a back-up bidder under Section 4.3(c), and Sellers fail to deliver a Back-Up Closing Notice to Buyer within five (5) days of the end of the Alternative Transaction Closing Period;
(d)if the Closing has not occurred on or before the Outside Date (as extended pursuant to Section 10.5, and subject to Section 10.5(c)), other than as a result of any breach by Buyer or any failure by Buyer to satisfy a condition in Section 9.3, or if any condition set forth in Section 9.1 or Section 9.2 has become incapable of satisfaction by the Outside Date;
(e)if the Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or a trustee or examiner with expanded powers is appointed in the Bankruptcy Case;
(f)if the Bankruptcy Court (i) enters an order approving an Alternative Transaction, (ii) enters an order denying approval of the Transaction, or (iii) declines to enter the Sale Order on or before the Outside Date; provided that Buyer may not terminate this Agreement pursuant to clause (i) of this Section 10.3(f) at any time during which Buyer is obligated to serve as the back-up bidder pursuant to Section 4.3(c); or
(g)if Sellers shall have failed to make any payment to Franchisor required by Section 12.11, and such failure has not been cured within five (5) Business Days after written notice from Buyer.

10.4    Effect of Termination; Deposit; Exclusive Remedies.
(a)Upon any termination of this Agreement pursuant to this Article 10, this Agreement shall become void and of no further force or effect, and no Party shall have any further obligation or Liability to the other, except that Section 4.5, Section 8.2, Section 8.6, this Section 10.4 and Article 12 shall survive in accordance with their terms, and no such termination shall relieve Buyer of any Liability to Sellers provided for in Section 10.4(b).
(b)If Seller Parent terminates this Agreement pursuant to Section 10.2(a), Section 10.2(b), Section 10.2(h) or Section 10.2(i), then (i) Sellers shall be entitled to retain the Deposit (provided that Sellers shall be entitled to retain the Deposit only if such termination results from Buyer’s material breach of this Agreement (or, in the case of a termination pursuant to Section 10.2(h), from the breach, action or omission of a Franchisor Party described therein)), and (ii) notwithstanding Section 10.4(d) or anything to the contrary in this Agreement, Buyer shall be liable to Sellers and their estate for, and Sellers shall be entitled to recover from Buyer, all damages suffered or incurred by Sellers and their estate arising out of such breach, action or omission and the resulting termination of this Agreement, including the loss of the benefit of the bargain (which shall include the amount, if any, by which the Purchase Price exceeds the aggregate consideration realized by Sellers in any subsequent sale or other disposition of the Acquired Assets, together with all costs and expenses incurred in remarketing, maintaining and preserving the Acquired Assets pending such sale or disposition), and such damages shall not be limited to or capped at the amount of the Deposit; provided that the amount of the Deposit retained by Sellers shall be credited against any damages so recovered, and in no event shall Buyer be liable under this clause (ii) for punitive or exemplary damages (except to the extent paid or payable to a third party). In such event, Buyer shall have no right to the return of any portion of the Deposit and shall not be entitled to any Break-Up Fee. Sellers shall also be entitled to recover their reasonable attorneys’ fees and costs incurred in enforcing this Agreement, and nothing in this Section 10.4 limits any claim of Sellers arising out of fraud, bad faith, intentional breach or willful misconduct by Buyer or out of any breach by Buyer of Section 8.2 or Article 12.
(c)If this Agreement is terminated for any reason other than as described in Section 10.4(b), the Deposit shall be returned to Buyer promptly, and in any event within three (3) Business Days after such termination, without interest or deduction.
(d)Exclusive Remedies. Except for (i) Sellers’ rights under Section 10.4(b), (ii) Buyer’s right to the return of the Deposit under Section 10.4(c), and (iii) Buyer’s right to the Break-Up Fee to the extent provided in Section 4.5, the remedies set forth in this Section 10.4 are the sole and exclusive remedies of the Parties with respect to any termination of this Agreement or any breach occurring prior to the Closing. Subject to Section 10.4(b), the Parties expressly waive, and shall not assert or seek, against the other Party, their estate, or any of their respective current or former officers, directors, employees, professionals, advisors or representatives, any claim for damages (including consequential, incidental, special, indirect, punitive, expectation or lost-profits damages), rescission, restitution, reliance damages, or, other than as provided in Section 4.5, any administrative expense claim of any kind arising out of or relating to this Agreement or the Transaction.

10.5    Extension of Outside Date.
(a)Automatic Extension. The Outside Date shall be automatically extended, without any action by either Party, for so long as (i) any consent, approval or clearance of any Governmental Authority required to consummate the Transaction remains pending and is being diligently pursued; (ii) the Sale Order has been entered but is subject to a stay pending appeal; (iii) any objection to the assumption and assignment of any Assigned Contract, or to any Cure Cost, remains unresolved; or (iv) a consumer privacy ombudsman has been appointed under section 332 of the Bankruptcy Code and has not delivered its report; provided that the Outside Date shall not be extended pursuant to this Section 10.5(a) by more than ninety (90) days in the aggregate unless otherwise consented to by the Parties and Agent.
(b)Lease Deadline Backstop. Notwithstanding Section 10.5(a), in no event shall the Outside Date be extended beyond the date that is five (5) Business Days prior to the expiration of the period during which Sellers may assume the unexpired leases of nonresidential real property included in the Assigned Contracts under section 365(d)(4) of the Bankruptcy Code, as such period may have been extended by order of the Bankruptcy Court or with the prior written consent of the applicable lessor.
(c)No Termination During Extension. No Party may terminate this Agreement pursuant to Section 10.2(g) or Section 10.3(d) at any time during which the Outside Date has been extended, or remains capable of being extended, pursuant to this Section 10.5.
ARTICLE 11
NO SURVIVAL; NO INDEMNIFICATION; RELEASE
11.1    No Survival. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing, and no Party shall have any Liability with respect thereto after the Closing, other than those covenants and agreements that by their express terms are to be performed after the Closing, which shall survive in accordance with their terms.
11.2    No Indemnification. Except as expressly set forth in this Agreement, neither Party shall have any indemnification obligation to the other under this Agreement. Buyer acknowledges that its sole protection with respect to Encumbrances and Excluded Liabilities is the free and clear provisions of the Sale Order, and that Buyer has no right of setoff, holdback, recoupment or indemnity against Sellers, their estate or the Purchase Price, other than as expressly set forth in this Agreement.
11.3    Mutual Release.
(a)Effective upon the Closing, Buyer, on behalf of itself and each of its Affiliates and each of their respective successors and assigns, and all of the foregoing’s respective directors, managers, officers, employees, shareholders, members, advisors, agents and representatives, irrevocably releases and forever discharges Sellers, their estate, their Affiliates and each of their respective current and former directors, managers, officers, employees, shareholders, members, advisors, agents and representatives from any and all claims, demands, Liabilities and causes of action of any kind, nature or description, whether known or unknown, anticipated or unanticipated, claimed or suspected, fixed or contingent, accrued or unaccrued, arising out of or relating to the Acquired Assets, the Assumed Liabilities, the Business, this Agreement, the Transaction or the Franchise Agreements, other than claims arising out of the express post-Closing covenants of Sellers set forth in this Agreement, the Sale Order, any Interim Management Agreement or the Transition Services Agreement. Buyer has been made aware of, and understands, the provisions of California Civil Code Section 1542 (“Section 1542”), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Buyer, on behalf of itself and the other releasing parties, expressly, knowingly, and intentionally waives any and all rights, benefits and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.
(b)Effective upon the Closing, each Seller, on behalf of itself, its estate and its successors and assigns, irrevocably releases and forever discharges Buyer, its Affiliates and each of their respective current and former directors, managers, officers, employees, shareholders, members, advisors, agents and representatives from any and all claims, demands, Liabilities and causes of action of any kind, nature or description, whether known or unknown, anticipated or unanticipated, claimed or suspected, fixed or contingent, accrued or unaccrued, arising out of or relating to the Acquired Assets, the Assumed Liabilities, the Business, this Agreement, the Transaction, or the Franchise Agreements, other than claims arising out of the express post-Closing covenants of Buyer set forth in this Agreement, the Sale Order, any Interim Management Agreement or the Transition Services Agreement. Sellers have been made aware of, and understand, the provisions of Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Sellers, on behalf of themselves and the other releasing parties, expressly, knowingly, and intentionally waive any and all rights, benefits and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.
ARTICLE 12
MISCELLANEOUS
12.1    Notices. All notices under this Agreement shall be in writing and delivered by hand, nationally recognized overnight courier, or email (with confirmation of transmission), to the addresses set forth below (or such other address as a Party may designate by notice), and shall be effective upon receipt:

If to Seller Parent or Sellers:

Cerca Trova Restaurant Group Holdings, Inc.
8885 Rio San Diego Drive, Suite 360
San Diego, CA 92108
Attention: David Goronkin; Matthew Vitorino
Email: dgoronkin@outwestrg.com; mvitorino@outwestrg.com

with a copy to:

KTBS Law LLP
1801 Century Park East, Suite 2600
Los Angeles, CA 90067
Attention: Michael Tuchin; Nir Maoz; Ryan Hicks
Email: mtuchin@ktbslaw.com; nmaoz@ktbslaw.com; rhicks@ktbslaw.com

If to Buyer:

Bloomin’ Brands, Inc.
2202 North West Shore Boulevard, Suite 500
Tampa, FL 33607
Attention: Mike Spanos, Chief Executive Officer
Email: mikespanos@bloominbrands.com

with a copy to:

BakerHostetler
127 Public Square, Suite 2000
Cleveland, OH 44114-1214
Attention: Michael A. VanNiel; Janet Spreen
Email: mvanniel@bakerlaw.com

12.2    Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto and the confidentiality agreement referenced in Section 8.2, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, letters of intent, term sheets, understandings and representations, whether written or oral.
12.3    Amendment and Waiver. This Agreement may be amended, modified or supplemented, and any provision hereof waived, only by a written instrument signed by both Parties and, to the extent required, approved by the Bankruptcy Court; provided that no amendment, modification or supplement to this Agreement (or any agreement contemplated hereby) that reduces the cash proceeds to the Existing Lenders or is otherwise adverse to the Sellers or the Existing Lenders, in any material respect (it being acknowledged and agreed that any amendment that affects the amount of, or conditions to payment of, the Break-Up Fee shall be deemed materially adverse) shall be agreed or executed without the prior written consent of Agent, and Agent shall be deemed to be an express third-party beneficiary of this Agreement for purposes of enforcing any consent rights of Agent set forth herein directly. No failure or delay in exercising any right shall operate as a waiver thereof.
12.4    Assignment. The Parties may not assign this Agreement or any right or obligation hereunder, by operation of law or otherwise, without the other Party’s prior written consent, which the other Party may withhold in their sole discretion; provided that Buyer may assign its rights to an Affiliate of Buyer upon prior written notice to Seller Parent if (a) such assignment does not delay the Closing or the entry of the Sale Order, (b) Buyer remains fully liable for all of its obligations hereunder, and (c) such assignee independently satisfies the adequate assurance requirements of Section 2.5(b); provided that Sellers may assign this Agreement and their rights hereunder to any liquidating trust, plan administrator, or successor to Sellers or their estate without Buyer’s consent. Any purported assignment in violation of this Section 12.4 is void.
12.5    No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein confers any right, benefit or remedy on any other Person, including any employee, creditor or counterparty to any Contract; provided that (a) the Persons released under Section 11.3, (b) the Persons described in the first sentence of Section 12.12 and (c) CT RG, with respect to the release set forth in Section 8.13(a)(iv), are express third-party beneficiaries of, and shall be entitled to enforce, such Sections.
12.6    Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect, and the Parties shall negotiate in good faith to replace such provision with a valid provision effecting the original intent as closely as possible.
12.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any conflict-of-laws principles that would require the application of the law of another jurisdiction, except to the extent that the Bankruptcy Code or other federal law applies.
12.8    Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court for any action or proceeding arising out of or relating to this Agreement or the Transaction, and irrevocably waives any objection to venue or any claim that such forum is inconvenient. If the Bankruptcy Case is closed or the Bankruptcy Court declines to exercise jurisdiction, each Party submits to the exclusive jurisdiction of the state and federal courts sitting in Tampa, Florida.
12.9    Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.
12.10    Expenses. Except as expressly provided in Section 4.5 and except for the costs and expenses expressly allocated to the Parties in this Agreement, each Party shall bear its own costs and expenses, including the fees of its counsel, accountants and other advisors, incurred in connection with this Agreement and the Transaction.
12.11    Franchise Matters. Buyer acknowledges that Franchisor is Buyer or an Affiliate of Buyer. Buyer shall cause each Franchisor Party to comply with Section 8.13(a). Sellers shall continue to pay all applicable franchise and other fees due to Franchisor under the Franchise Agreements in the ordinary course of business that arise from and after the Petition Date through the Closing for all Stores open on the Agreement Date, except (i) with respect to the Suspended Stores as contemplated by Section 8.15 and (ii) as otherwise agreed by Buyer.
12.12    Limitation on Recourse. No claim under this Agreement may be asserted against, and no recourse shall be had to, any current or former officer, director, employee, equity holder, professional, advisor or representative of the Parties, or any member or professional of any official committee appointed in the Bankruptcy Case. The Parties’ sole recourse is as set forth in this Agreement.
12.13    Bulk Sales. Buyer waives compliance by Sellers with any bulk sales, bulk transfer or similar Law of any jurisdiction, and the Sale Order shall provide that such Laws do not apply to the Transaction.
12.14    Time of the Essence. Time is of the essence with respect to each obligation under this Agreement, including the Parties’ obligations to consummate the Closing.
12.15    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one instrument. Signatures delivered by facsimile, PDF or electronic signature platform have the same effect as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

SELLER PARENT:

CERCA TROVA RESTAURANT GROUP HOLDINGS, INC., as debtor and debtor in possession

By:	/s/ David Goronkin
Name:	David Goronkin
Title:	Chief Executive Officer

SELLERS:

OUT WEST RESTAURANT GROUP, INC., as debtor and debtor in possession

By:	/s/ David Goronkin
Name:	David Goronkin
Title:	Chief Executive Officer

CERCA TROVA STEAKHOUSE, INC., as debtor and debtor in possession

By:	/s/ David Goronkin
Name:	David Goronkin
Title:	Chief Executive Officer

CERCA TROVA STEAKHOUSE, L.P., as debtor and debtor in possession, by Cerca Trova Steakhouse, Inc., its general partner

By:	/s/ David Goronkin
Name:	David Goronkin
Title:	Chief Executive Officer

CERCA TROVA SOUTHWEST RESTAURANT GROUP, LLC, as debtor and debtor in possession

By:	/s/ David Goronkin
Name:	David Goronkin
Title:	Chief Executive Officer
[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

BUYER:

OUTBACK STEAKHOUSE OF FLORIDA, LLC

By:	/s/ Michael Spanos
Name:	Michael Spanos
Title:	CFO

Solely for purposes of Sections 8.13 and 11.3

OSI RESTAURANT PARTNERS, LLC

By:	/s/ Kelly Lefferts
Name:	Kelly Lefferts
Title:	Manager

BLOOMIN’ BRANDS GIFT CARD SERVICES, LLC

By:	/s/ Michael Spanos
Name:	Michael Spanos
Title:	CFO

NEW PRIVATE RESTAURANT PROPERTIES, LLC

By:	/s/ Michael Spanos
Name:	Michael Spanos
Title:	CFO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SCHEDULES AND EXHIBITS

Schedule A — Debtors / Sellers
Schedule B — Stores
Schedule 1.1 — Permitted Encumbrances
Schedule 2.1(e) — Acquired Avoidance Action Parties
Schedule 2.1(n) — Other Acquired Assets
Schedule 2.2(c) — Transferred Insurance Policies
Schedule 2.2(m) — Other Excluded Assets
Schedule 2.3(i) — Named Vendors
Schedule 2.3(j) — Other Assumed Liabilities
Schedule 2.5(a) — Potential Assigned Contracts and Estimated Cure Costs
Schedule 3.10 — Severance Employees
Schedule 6.4 — Permits
Schedule 6.5 — Liquor License Matters
Schedule 6.6 — Labor Matters
Schedule 6.7 — Tax Matters
Schedule 7.3 — Buyer Consents and Approvals
Schedule 7.7 — Buyer Relationships with Seller
Schedule 8.15 — Suspended Stores
Schedule 8.16 — MP Buyout Obligations

Exhibit A — Bidding Procedures
Exhibit B — Form of Interim Management Agreement

INDEX OF DEFINED TERMS

Acquired Assets	2, 7
Acquired Avoidance Actions	2, 7
Affiliate	2
Agent	2
Agreement	1
Agreement Date	1
Alcoholic Beverage Authority	2
Alcoholic Beverage Laws	2
Alternative Transaction	2
Alternative Transaction Closing Period	2, 18
Assigned Contracts	2, 11
Assignment and Assumption Agreements	20
Assumed Liabilities	2, 10
Auction	2
Avoidance Actions	2
Back-Up Closing Notice	2, 18
Bankruptcy Case	1
Bankruptcy Code	1
Bankruptcy Court	1
Bankruptcy Rules	2
Bid Deadline	3, 16
Bidding Procedures	3
Bidding Procedures Order	3
Bill of Sale	20
Books and Records	3, 8
Break-Up Fee	3, 18
Business	3
Business Day	3
Buyer	1
Buyer DIP Loan	15
Cash Purchase Price	13
Casualty Loss	28
Closing	3, 19
Closing Date	3, 20
Contract	3
CT RG	4
Cure Costs	3
Customer Programs	3
Deposit	3, 13
Determined Cure Cost	3
DIP Obligations	3, 15

Disputed Amount Contract	12
Earmarked Employee Amounts	4, 15
Employee Amounts	4, 15
Encumbrance	4
Excluded Assets	4, 8
Excluded Liabilities	4, 11
Existing Lenders	4, 17
Failing Party	21
FF&E	4, 7
Franchise Agreements	4
Franchisor	4
Franchisor Parties	4
Franchisor ROFR	4
Governmental Authority	4
Interim Management Agreements	5, 20
Inventory	5
Law	5
Liability	5
Liquor License Approvals	5
Liquor Licenses	5
Master Franchise Agreement	4
MP Buyout Obligations	5, 32
Mutual Release Agreement	33
Named Vendor Liabilities	5, 10
Outside Date	5
Parties	1
Party	1
Percentage Rent	5, 10
Permits	8
Permitted Encumbrances	5
Person	5
Potential Assigned Contracts	5, 11
Prepetition Credit Facility	6
Proposed Allocation	14
Purchase Price	6, 13
Sale Hearing	6
Sale Motion	6, 16
Sale Order	6
Section 1542	37
Security Deposits	15
Seller Parent	1
Sellers	1
Sellers’ Knowledge	6
Specified Liabilities	6
Store	3
Successful Bidder	6

045636.000037\4923-6760-7255.7

Suspended Stores	6, 31
Tax	6
Transaction	6
Transfer Taxes	6
Transferred Employees	6, 26
Transition Services Agreement	6, 20
Undetermined Cure Cost	6
Unpaid Property Tax	7, 10

045636.000037\4923-6760-7255.7